                                                                    EXHIBIT 99.6


--------------------------------------------------------------------------------

                            First Quarterly Report

                       on the Economy, Fiscal Situation,
                                and Outlook

--------------------------------------------------------------------------------

                            FISCAL YEAR 2002/03
                               THREE MONTHS
                             APRIL - JUNE 2002

                          [BRITISH COLUMBIA LOGO]
                            Ministry of Finance

                               www.gov.bc.ca

--------------------------------------------------------------------------------

               BRITISH COLUMBIA CATALOGUING IN PUBLICATION DATA

British Columbia. Ministry of Finance.
     Quarterly report on the economy, fiscal situation and Crown corporations. -- ongoing-

     Quarterly.
     Title on cover: Quarterly report.
     Continues: British Columbia. Ministry of Finance.
Quarterly financial report. ISSN 0833-1375.
     ISSN 1192-2176 - Quarterly Report on the economy, fiscal situation and Crown corporations.

     1. Finance, Public -- British Columbia -- Accounting
-- Periodicals. 2. British Columbia -- Economic conditions
-- 1945-   -- Periodicals.*
3. Corporations, Government -- British Columbia --
Accounting -- Periodicals. I. Title.

     HJ13.B77   354.711'007231'05

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

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TABLE OF CONTENTS

FIRST QUARTERLY REPORT 2002/03                                    SEPTEMBER 2002
--------------------------------------------------------------------------------

SUMMARY.....................................................................................    3

PART ONE -- ECONOMIC REVIEW AND OUTLOOK

   Overview.................................................................................    7

   International Economic Developments......................................................    8

   British Columbia Economic Developments...................................................    9

   The Outlook for the External Environment.................................................   10

   Financial Markets........................................................................   11

   Commodity Markets........................................................................   12

   British Columbia Economic Forecast.......................................................   13

      External Trade........................................................................   13

      The Labour Market.....................................................................   14

      Domestic Demand.......................................................................   15

   Medium-Term Outlook......................................................................   16

   Risks to the Forecast....................................................................   17

   Tables:
      1.1   British Columbia Economic Indicators............................................   10
      1.2   September 2002 Economic Forecast: Key Assumptions...............................   11
      1.3   September 2002 Economic Forecast: Key Indicators................................   13
      1.4   Current Economic Statistics.....................................................   18
      1.5   Gross Domestic Product: British Columbia and Canada.............................   19
      1.6   Components of British Columbia Real GDP at Market Prices........................   20
      1.7   Components of Nominal Income and Expenditure....................................   21
      1.8   Labour Market Indicators........................................................   21
      1.9   Major Economic Assumptions......................................................   22

PART TWO -- UPDATED FINANCIAL FORECAST

   Overview.................................................................................   23

   Consolidated Revenue Fund Revenue........................................................   25

   Consolidated Revenue Fund Expenditure....................................................   27

   Crown Corporations and Agencies..........................................................   29

   Provincial Capital Spending..............................................................   32

   Provincial Debt..........................................................................   35

   Full-Time Equivalents (FTEs).............................................................   37

   Three-Year Fiscal Plan Update............................................................   37


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                          FIRST QUARTERLY REPORT 2002/03

2                               TABLE OF CONTENTS
--------------------------------------------------------------------------------

   Tables:
      2.1   Updated 2002/03 Financial Forecast..............................................   23
      2.2   Summary of Changes from the 2002/03 Budget......................................   24
      2.3   Consolidated Revenue Fund -- Updated Revenue Forecast...........................   26
      2.4   Consolidated Revenue Fund -- Updated Expenditure Forecast.......................   28
      2.5   2002/03 Pressures Allocated to the Contingencies Vote...........................   29
      2.6   2002/03 Crown Corporation and Agency Updated Forecast...........................   30
      2.6a  Crown Corporation and Agency Forecast (Before and After Contributions Paid to
            the CRF)........................................................................   32
      2.7   Capital Expenditures -- Updated Forecast........................................   33
      2.8   Summary of Changes from the 2002/03 Budget -- Capital and Debt..................   34
      2.9   Provincial Debt Summary -- Updated Forecast.....................................   36
      2.10  Three-Year Fiscal Plan Update...................................................   37
      2.11  Three-Year Fiscal Plan Update -- Changes from the 2002/03 Budget................   38

   Topic Boxes:
      Softwood Lumber Countervailing and Anti-Dumping Duties................................   41
      Equalization..........................................................................   45

   APPENDIX -- FINANCIAL RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 2002
      A.1   Operating Results..............................................................    50
      A.2   Consolidated Revenue Fund Revenue by Source....................................    51
      A.3   Consolidated Revenue Fund Expenditure by Ministry..............................    52
      A.4   Crown Corporation and Agency Results...........................................    53
      A.5   Capital Expenditures...........................................................    54
      A.6   Capital Expenditure Projects Greater Than $50 million..........................    55
      A.7   Provincial Debt Outstanding....................................................    56
      A.8   Main Revenue Assumptions and Sensitivities -- Consolidated Revenue Fund........    57
      A.9   Main Expenditure Assumptions and Sensitivities -- Consolidated Revenue Fund....    59
     A.10   Crown Corporation Assumptions and Sensitivities................................    62
     A.11   Statement of Financial Position................................................    63
     A.12   Full-Time Equivalents (FTEs) -- Updated Forecast...............................    64


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                          FIRST QUARTERLY REPORT 2002/03

--------------------------------------------------------------------------------
SUMMARY

FIRST QUARTERLY REPORT 2002/03                                    SEPTEMBER 2002
--------------------------------------------------------------------------------

ECONOMIC FORECAST  The 2002 economic outlook has improved since the preparation
UPDATE             of the February 19, 2002 budget.

                   The North American economies grew strongly during January to March of 2002. Growth continued, but at a slower pace, during the April to June period.

                   The consensus outlook for the U.S. economy has improved since earlier this year. The updated Ministry of Finance forecast also assumes higher U.S. economic growth in 2002. However, uncertainty remains due to the recent stock market losses and the fallout from corporate accounting issues. Given this uncertainty, the Ministry of Finance U.S. forecast continues to be below the consensus forecast (see chart).

                   U.S REAL GDP, 2002
                   PER CENT CHANGE

                                                 Budget          First Quarterly Report
                                           (February 19, 2002)    (September 12, 2002)
                   Ministry of Finance            0.9                      2.0
                   Consensus                      0.9                      2.3

                   Sources: Budget 2002 and Consensus Economics Forecast, January and August 2002.

                   Current economic data show that the British Columbia economy grew in most sectors in the first calendar quarter of 2002 and this growth carried over into the second calendar quarter.

                   As a result of the year-to-date growth in the North American and British Columbia economies, the province is now expected to grow 1.4 per cent in 2002 compared to the
                   0.6 per cent forecast in the budget.

                   The medium-term economic growth trend for British Columbia, Canada and the United States is little changed from the forecast contained in the February 19 budget.


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                          FIRST QUARTERLY REPORT 2002/03

4                                     SUMMARY
--------------------------------------------------------------------------------

                   B.C. REAL GDP
                   PER CENT CHANGE

                                                 Budget          First Quarterly Report
                                           (February 19, 2002)    (September 12, 2002)
                   2001                                                   0.9
                   2002                           0.6                     1.4
                   2003                           2.8                     2.7
                   2004                           3.1                     3.2
                   2005                           3.0                     3.2
                   2006                           3.1                     3.3

                   Sources: B.C. Ministry of Finance, historical data from Statistics Canada

UPDATED 2002/03    On February 19, 2002, government tabled its 2002 budget and
FINANCIAL          three-year fiscal plan, setting out a strategy to build a
FORECAST           strong and vibrant economy and to balance the budget by
                   2004/05.


                   In July, the audited results for the 2001/02 fiscal year were released, showing a $1.23 billion deficit, a significant improvement from the $1.96 billion deficit expected at the time of the February 19 budget. This included better-than-expected expenditure, revenue and debt results. Without the effects of a one-time pension gain, the deficit for 2001/02 would have been $2.7 billion.

                   For the first quarter of the 2002/03 fiscal year, the deficit stood at $800 million, $624 million less than expected (see Appendix Table A.1). Over half the improvement was due to below-budget spending. Ministry expenditures were down $363 million reflecting lower spending in the Ministry of Health Services, the effects of a lower-than-expected employment assistance caseload, and lower debt interest costs. However, a large portion of the below-budget spending in the first quarter is expected to be shifted into the remaining three quarters of the fiscal year. In addition, there was a $151-million improvement in Crown corporation results and a $110-million improvement in the revenue picture.

                   The outlook for the full 2002/03 fiscal year has also improved, mainly due to a higher revenue forecast. The deficit is now forecast to be $4,015 million, $385 million lower than budget. As at budget, the deficit forecast includes a $750 million forecast allowance that protects the province's financial forecast against revenue shocks or other unanticipated developments.


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                          FIRST QUARTERLY REPORT 2002/03

                                      SUMMARY                                  5
--------------------------------------------------------------------------------

                   UPDATED 2002/03 FINANCIAL FORECAST

                   ------------------------------------------------------------------------------------------------
                                                                                   2002/03
                                                                        ------------------------------
                                                                        Budget     Updated                 Actual
                                                                        Estimate   Forecast   Variance   2001/02(1)
                   ------------------------------------------------------------------------------------------------
                                                                                       ($ millions)
                   CONSOLIDATED REVENUE FUND (CRF):
                      Revenue                                             22,038     22,266        228       23,125
                      Expenditure                                        (25,556)   (25,366)       190      (25,255)
                                                                         -------    -------        ---      -------
                      CRF BALANCE                                         (3,518)    (3,100)       418       (2,130)
                                                                         -------    -------        ---      -------
                   CROWN CORPORATIONS AND AGENCIES:
                      Taxpayer-supported                                    (206)      (208)        (2)         (83)
                      Self-supported commercial                               74         43        (31)        (484)
                                                                         -------    -------        ---      -------
                      CROWN CORPORATION AND AGENCY NET RESULTS(2)           (132)      (165)       (33)        (567)
                                                                         -------    -------        ---      -------
                   SUBTOTAL                                               (3,650)    (3,265)       385       (2,697)
                      Forecast allowance                                    (750)      (750)        --           --
                                                                         -------    -------        ---      -------
                   (DEFICIT) SURPLUS BEFORE JOINT TRUSTEESHIP             (4,400)    (4,015)       385       (2,697)
                      Joint trusteeship (one-time adjustment)                 --         --         --        1,464
                                                                         -------    -------        ---      -------
                   (DEFICIT) SURPLUS                                      (4,400)    (4,015)       385       (1,233)
                                                                         -------    -------        ---      -------
                                                                         -------    -------        ---      -------
                   ------------------------------------------------------------------------------------------------

--------------
(1) Restated to be consistent with the presentation used in 2002/03. The change primarily reflects the inclusion of Forest Renewal BC's revenue and expenditures as part of the CRF.
(2)  Net of dividend payments to the CRF.

                   CRF revenue is forecast to be $228 million better than budget primarily due to higher taxation revenue and the inclusion of equalization payments, partially offset by lower natural resource revenues.

                   CRF spending is forecast to be $190 million below budget due to lower debt interest costs and a lower employment assistance caseload.

                   Crown corporation net results are projected to be $33 million below budget reflecting a $59-million increase in the BC Hydro dividend paid to the CRF(1), partially offset by a $25 million improvement in ICBC. Excluding the effect of higher dividend payments to the CRF, Crown corporation net incomes are forecast to be $36 million above budget (see Table 2.6a).

                   Capital spending is expected to be $261 million below budget, due to slower spending in many areas including health and education facilities.

                   Taxpayer-supported debt is forecast to total $30.6 billion at year end, $991 million lower than budget. Commercial Crown corporation borrowing is forecast to be $588 million lower than expected resulting in a total provincial debt forecast of $39.1 billion, $1.6 billion lower than budget.

--------------
(1) The increased dividend payment is a consequence of an accounting policy change approved by the B.C. Utilities Commission for rate-setting and reporting purposes that resulted in a higher level of equity. The consequence of this change, given BC Hydro's allowed rate of return, is higher dividend payments to the Consolidated Revenue Fund.


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                          FIRST QUARTERLY REPORT 2002/03

6                                     SUMMARY
--------------------------------------------------------------------------------

THREE-YEAR         The three-year fiscal plan remains on track, with a positive
FISCAL PLAN        overall change to the forecast in each of the three years.
UPDATE             However in recognition of the risks to the plan, government continues to monitor progress of ministry and Crown corporation service plans closely.

                   THREE-YEAR FISCAL PLAN UPDATE
                   PROJECTED CHANGES FROM THE 2002/03 BUDGET

                   --------------------------------------------------------------------------
                                                                  2002/03   2003/04   2004/05
                   --------------------------------------------------------------------------
                                                                          ($ millions)
                   2002/03 - 2004/05 FISCAL PLAN (DEFICIT)         (4,400)   (1,800)       --
                                                                   ------    ------        --

                   CRF revenue changes                                228       148         9
                   CRF expenditure changes                            190        --        --
                                                                   ------    ------        --
                   TOTAL CRF CHANGES                                  418       148         9
                   CROWN CORPORATION AND AGENCY CHANGES               (33)      (29)       84
                                                                   ------    ------        --
                   TOTAL CHANGES                                      385       119        93
                                                                   ------    ------        --
                   FISCAL PLAN UPDATE (DEFICIT) SURPLUS            (4,015)   (1,681)       93
                                                                   ------    ------        --
                                                                   ------    ------        --
                   --------------------------------------------------------------------------

                   The main changes to the three-year plan forecast are to CRF revenues. Higher expected taxation revenues and the inclusion of equalization payments more than offset a decline in forest revenues resulting from the final U.S. lumber duties. Other changes in the forecast include the effect of higher energy costs on BC Hydro contributions.

                   Reflecting smaller deficits, lower capital spending and gains at the end of the 2001/02 fiscal year, total provincial debt is expected to total $42.7 billion by March 31, 2005, $1.2 billion less than forecast in the budget. The taxpayer supported debt-to-GDP ratio, a key measure of the sustainability of provincial borrowing, is also forecast to be lower than in the February budget.

                                  [GRAPHIC OMITTED]


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                          FIRST QUARTERLY REPORT 2002/03

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PART ONE -- ECONOMIC REVIEW AND OUTLOOK(1)

FIRST QUARTERLY REPORT 2002/03                                    SEPTEMBER 2002
--------------------------------------------------------------------------------


OVERVIEW Since the February 19 budget, the economic outlook has improved. The U.S. and Canadian economies improved in the January to March quarter(2), and posted positive but slower growth in the April to June period. More recently, events in U.S. stock markets have introduced greater uncertainty to the outlook. However, in aggregate, the North American outlook for 2002 is more positive than at the time the budget was prepared.

                   In British Columbia, most economic indicators turned up in the first calendar quarter and continued that trend through the April to June period covered by this quarterly report. Externally, the U.S. softwood lumber duties clouded the turnaround in manufacturing shipments and merchandise exports. Domestically, housing starts and consumer spending continued to benefit from low interest rates and federal and provincial tax cuts.

                   Charts 1.1 and 1.2 compare recent private sector forecasts for British Columbia economic growth with those made at budget time. In February 2002, growth forecasts averaged
                   0.7 per cent for 2002 and 3.0 per cent for 2003. Since that time forecasts have improved, and private sector forecasts now average 1.9 per cent in 2002, while next year's outlook is unchanged. As with national projections, more recently developed forecasts have tended to be higher than those prepared in January or February.

                   CHART 1.1  EVOLUTION OF 2002 GROWTH FORECASTS FOR B.C.

                   2002 FORECASTS
                   B.C. REAL GDP
                   PER CENT CHANGE

                                                As at Budget               Latest
                                           (Average 0.7 per cent)   (Average 1.9 per cent)
                   CUCBC                            0.6                      1.2
                   Ministry of Finance              0.6                      1.4
                   Royal Bank                       0.7                      1.5
                   Bank of Montreal                 0.5                      1.7
                   CIBC                             1.0                      1.8
                   TD Canada Trust                  0.9                      2.2
                   Scotiabank                       0.5                      2.3
                   Conference Board                 0.5                      2.4

                   Sources: B.C. Ministry of Finance and various financial institutions.

--------------
(1) The ECONOMIC REVIEW AND OUTLOOK and accompanying charts and tables incorporate information available as of September 6, 2002.
(2) In the ECONOMIC REVIEW AND OUTLOOK, quarter references are to the calendar quarter.


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                          FIRST QUARTERLY REPORT 2002/03

8                          ECONOMIC REVIEW AND OUTLOOK
--------------------------------------------------------------------------------


                   CHART 1.2 EVOLUTION OF 2003 GROWTH FORECASTS FOR B.C. 2003 FORECASTS
                   B.C. REAL GDP
                   PER CENT CHANGE

                                                As at Budget               Latest
                                           (Average 3.0 per cent)   (Average 3.0 per cent)
                   CUCBC                            2.8                      2.1
                   Ministry of Finance              2.8                      2.7
                   Scotia Bank                      2.6                      2.8
                   Royal Bank                       3.0                      3.0
                   CIBC                             3.0                      3.0
                   TD Canada Trust                  2.9                      3.2
                   Bank of Montreal                 3.0                      3.4
                   Conference Board                 3.4                      3.5

                   Sources: B.C. Ministry of Finance and various financial institutions.

                   The Ministry of Finance has updated its forecast of British Columbia economic growth to 1.4 per cent in 2002 and 2.7 per cent in 2003 (see Chart 1.3).

                   The updated forecast incorporates economic developments so far in 2002 including economic growth in the first half of the year in British Columbia, the U.S. and Canada, the continued momentum in consumer spending and residential investment, and developments in financial markets.

                   CHART 1.3  B.C. ECONOMIC FORECAST

                   B.C. REAL GDP
                   PER CENT CHANGE

                                                 Budget          First Quarterly Report
                                           (February 19, 2002)    (September 12, 2002)
                   2001                                                   0.9
                   2002                           0.6                     1.4
                   2003                           2.8                     2.7
                   2004                           3.1                     3.2
                   2005                           3.0                     3.2
                   2006                           3.1                     3.3

                   Sources: B.C. Ministry of Finance, historical data from Statistics Canada


INTERNATIONAL      The North American economies grew strongly during the
ECONOMIC           January to March period of 2002. The U.S. economy expanded
DEVELOPMENTS       at a 5.0 per cent annualized rate, with growth supported
                   by consumer spending, residential investment, and a large swing in inventories. The Canadian economy expanded at a
                   6.2 per cent annualized rate.

                   In the April to June period, economic growth in the U.S. slowed to a 1.1 per cent annualized rate. In May, corporate accounting problems caused



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                          FIRST QUARTERLY REPORT 2002/03

                           ECONOMIC REVIEW AND OUTLOOK                         9
--------------------------------------------------------------------------------


                   further deterioration in the equity market, sending equities down by one-third. In addition, revisions to the U.S. economic accounts showed the 2001 recession was deeper and longer than had been previously believed. The U.S. economy began to slow in early 2001 and continued to contract through the year. The terrorist attacks in September had a further impact on consumer and business confidence, trade and tourism. For the year, the U.S. economy grew just 0.3 per cent.

                   By August 2002, financial markets, which had been expecting the Federal Reserve Board to begin raising interest rates earlier this year based on the strong growth in the January to March period, were calling for lower interest rates to counter any impact of the recent stock market declines on consumer spending.

                   Meanwhile, the Canadian economy continued to outperform the U.S. economy in the April to June period, recording a
                   4.3 per cent annualized increase in real GDP.

                   Overseas, the Japanese economy began to show signs of a weak turnaround in industrial production at mid-year. In the April to June period, the Japanese economy grew following four consecutive quarters of declines. In Europe, Germany, France and the United Kingdom all posted positive growth in the January to March period and slightly slower growth in the April to June period.

BRITISH COLUMBIA   Available data suggest that the British Columbia economy
ECONOMIC           has also been recovering so far in 2002. Employment,
DEVELOPMENTS       manufacturing shipments, exports, retail sales, housing
                   starts and non-residential building permits increased in the January to March period compared to the last three months of 2001 (see Table 1.1).

                   Like the Canadian and U.S. economies, the British Columbia economy continued to expand in the April to June quarter, although the pace may have slowed more recently.

                   Employment in the province continued on the upward trend set in the January to March period and recently surpassed last year's levels. New jobs created during 2002 were mainly on the service side of the economy as the goods sector job market continued to reflect the fallout from the U.S. softwood lumber duties put in place in August 2001.

                   Merchandise exports and manufacturing shipments turned up although the trade data for May and June may have been clouded by efforts to export duty-free lumber prior to the final duty order coming into effect. The final countervail ruling, effective May 22, 2002, appears to have contributed to a surge in manufacturing shipments and exports in May, which was reversed in June. In the April to June period, merchandise exports were up 3.1 per cent from the January to March period. Exports remain lower than in 2001, reflecting high energy prices early in 2001.

                   In the April to June period, retail sales and housing starts continued to grow, helped by low interest rates and federal and provincial tax cuts. Car and truck sales also continued to surge. Non-residential building permits increased in 2002 but remained well below last year's levels.


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                          FIRST QUARTERLY REPORT 2002/03

10                          ECONOMIC REVIEW AND OUTLOOK
--------------------------------------------------------------------------------


                   TABLE 1.1  BRITISH COLUMBIA ECONOMIC INDICATORS

                   --------------------------------------------------------------------------------------------------
                                                            First Quarter       Second Quarter      Year-to-Date
                                                          Jan. to Mar. 2002   Apr. to Jun. 2002   Jan. to Jun. 2002
                                                            change from         change from         change from
                   All data seasonally adjusted           Oct. to Dec. 2001   Jan. to Mar. 2002   Jan. to Jun. 2001
                   --------------------------------------------------------------------------------------------------
                                                                   Per cent change unless otherwise noted
                   Employment                                   +0.9                 +0.9               -0.6
                   Manufacturing Shipments                      +3.1                 +2.7               -4.8
                   Exports                                      +3.4                 +3.1              -17.2
                   Retail Sales                                 +2.1                 +2.1               +6.5
                   Housing Starts                               +5.6                 +5.3              +10.6
                   Non-Residential Building Permits            +15.9                +21.8              -28.0
                   --------------------------------------------------------------------------------------------------

THE OUTLOOK        In the first three months of 2002, global growth estimates
FOR THE EXTERNAL   were being revised upward as the U.S. posted strong
ENVIRONMENT        economic growth and other countries followed suit. It
                   appeared that a U.S.-led global economic recovery was underway.

                   While much of the U. S. economic growth in the first three months of 2002 was due to rebuilding inventories, consumer spending also contributed. With the major change in inventories occurring early in the year, slower growth in the April to June period was expected. Economic indicators in the U.S. suggested the manufacturing sector was expanding at a pace consistent with annual growth in the 3 to 4 per cent range.

                   By mid-2002, the U.S. economic environment was not as certain. Corporate accounting issues sparked declines in stock markets, which spread to major markets around the world. A lack of job growth, and output growth of just 1.1 per cent in the April to June period, led to the possibility of a double-dip in the U.S. economy and further fuelled stock market jitters.

                   Despite these recent concerns, the outlook for the U.S. economy by mid-2002 was significantly more positive than at the beginning of the year (see Chart 1.4). The U.S. growth assumption used in the Ministry of Finance forecast is more conservative than the consensus, recognizing current risks to the outlook.

                   CHART 1.4  EXPECTED U.S. ECONOMIC GROWTH IN 2002

                   U.S. REAL GDP, 2002
                   PER CENT CHANGE

                                                 Budget          First Quarterly Report
                                           (February 19, 2002)    (September 12, 2002)
                   Ministry of Finance            0.9                      0.9
                   Consensus                      2.0                      2.3

                   Sources: BUDGET 2002 and CONSENSUS ECONOMICS FORECAST (January and August 2002 issues).

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                          FIRST QUARTERLY REPORT 2002/03

                           ECONOMIC REVIEW AND OUTLOOK                        11
--------------------------------------------------------------------------------


                   North of the border, the Canadian economic environment was more positive. In the first half of 2002, it appears that the Canadian economy outperformed the U.S. in terms of job creation and economic growth.

                   The Canadian economy expanded at a 6.2 per cent annualized rate in the January to March period and 4.3 per cent in the April to June period. Canada did not undergo as large a correction of inventories as the U.S. economy. As a result, the slowdown in the April to June period was not as abrupt as in the U.S. In addition, residential investment in Canada has been strong so far this year as a result of pent-up demand for housing, federal tax cuts and low mortgage interest rates.

OUTLOOK Despite these recent developments, the U.S. economy will continue to recover but the pace of the recovery is expected to be halting and modest this year. The Ministry of Finance forecasts the U.S. economy to grow 2.0 per cent in 2002 and 3.0 per cent in 2003. Currently, the consensus forecast is for growth of 2.3 per cent in 2002 and 3.1 per cent in 2003.

                   The Ministry of Finance expects the Canadian economy to expand 3.0 per cent in 2002 and 3.2 per cent in 2003.

                   TABLE 1.2  SEPTEMBER 2002 ECONOMIC FORECAST: KEY ASSUMPTIONS*

                   ---------------------------------------------------------------------------------------------
                                                                    2002                         2003
                                                         --------------------------   --------------------------
                                                         Feb. 19 Budget   September   Feb. 19 Budget   September
                                                            Forecast      Forecast       Forecast      Forecast
                   ---------------------------------------------------------------------------------------------
                                                                  Per cent change unless otherwise noted
                   Canada Real GDP                            1.0            3.0           3.3             3.2
                   US Real GDP                                0.9            2.0           3.3             3.0
                   Japan Real GDP                            -1.0           -0.5           0.9             1.0
                   Europe Real GDP                            1.0            1.3           2.5             2.5
                   US Housing Starts                         -4.4            2.4           1.3            -2.5
                   Canada 3-month Treasury Bill Rate          2.4            2.7           3.8             4.1
                   US cents / Canadian $                     63.5           64.6          64.5            66.5
                   ---------------------------------------------------------------------------------------------

                   * More details on the five-year outlook are available in
                     Tables 1.5 through 1.9 at the end of Part One.


FINANCIAL          In the first half of 2002, the Bank of Canada raised its
MARKETS            key target overnight rate three times for a total of 75
                   basis points. The U.S. Federal Reserve Board has opted to keep interest rates unchanged so far this year. Last year's eleven rate cuts continue to provide monetary stimulus in the U.S. economy -- long-term mortgage rates remain near 32-year lows. As a result, the spread between Canada and U.S. interest rates was positive and widening during the first eight months of 2002.

                   The positive interest rate spread combined with rising commodity prices earlier in the year, provided some support for the Canadian dollar. During the second quarter, the Canadian dollar averaged 64.3 cents US. But the unwinding of the U.S. equity bubble triggered a sale of Canadian-dollar denominated assets and the value of the dollar fell against the U.S. currency to below 63 cents US. More recently, the value of the Canadian dollar recovered to 64.1 cents US in early September.

OUTLOOK The U.S. Federal Reserve Board is expected to keep the federal funds rate unchanged until late 2002. The forecast is for short-term interest rates to rise

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                          FIRST QUARTERLY REPORT 2002/03

12                         ECONOMIC REVIEW AND OUTLOOK
--------------------------------------------------------------------------------

                   gradually over the forecast period, reaching their pre-recession level in late 2004. The Bank of Canada also is expected to raise its overnight target interest rate during the next two years.

                   As a result of continued stronger economic performance, gradually rising commodity prices and a positive interest rate differential with the U.S., the value of the Canadian dollar is forecast to slowly appreciate against the U.S. dollar. The Canadian dollar is expected to average 64.6 cents US in 2002 and average 66.5 cents US in 2003.

                   CHART 1.5  INTEREST RATES ARE FORECAST TO RISE

                                    [PERFORMANCE GRAPHIC OMITTED]

                   Sources: Bank of Canada and U.S. Federal Reserve Bank, B.C. Ministry of Finance forecast.


COMMODITY          Although overall British Columbia export commodity prices
MARKETS            were on an upward trend in the first five months of 2002,
                   key commodity prices remained down compared to the same period in 2001. Energy prices returned to more normal levels following the price spikes in late 2000 and early
                   2001. Most forest product prices were down on a year-to-date basis.

                   CHART 1.6  B.C. EXPORT COMMODITY PRICE INDEX

                                    [PERFORMANCE GRAPHIC OMITTED]

                   Source:  B.C. Ministry of Finance


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                          FIRST QUARTERLY REPORT 2002/03

                           ECONOMIC REVIEW AND OUTLOOK                        13
--------------------------------------------------------------------------------


                   The final determination of the duty on softwood lumber exports to the U.S. market has reduced the value received by British Columbia lumber producers, depressing export and producer price measures.

OUTLOOK The average price of British Columbia goods and services exports is expected to be 2.9 per cent lower in 2002 than in 2001 as the impact of the energy price spike of early 2001 diminishes. Most non-energy commodity prices are forecast to increase this year as global demand for commodities picks up. In 2003, the average price of the province's goods and services exports is expected to increase 0.4 per cent.

BRITISH COLUMBIA   The British Columbia economy is expected to grow 1.4 per
ECONOMIC FORECAST  cent in 2002 and 2.7 per cent in 2003. Consumer spending and the housing sector are expected to be the main contributors to growth.

                   TABLE 1.3  SEPTEMBER 2002 ECONOMIC FORECAST: KEY INDICATORS

                   ---------------------------------------------------------------------------------------------
                                                                    2002                         2003
                                                         --------------------------   --------------------------
                                                         Feb. 19 Budget   September   Feb. 19 Budget   September
                                                            Forecast      Forecast       Forecast      Forecast
                   ---------------------------------------------------------------------------------------------
                                                                  Per cent change unless otherwise noted
                   Real GDP                                    0.6           1.4            2.8           2.7
                   Nominal GDP                                 1.0           1.9            4.2           4.4
                   Employment                                 -0.2           0.7            1.8           1.9
                   Unemployment Rate                           8.7           8.7            8.3           8.3
                   Net In-Migration ('000 persons)            28.8          31.4           34.2          33.7
                   Personal Income                             2.0           2.4            3.6           3.5
                   Corporate Pre-tax Profits                  -7.5          -2.4            7.5           5.3
                   Housing Starts                              5.6          16.0            8.5           3.3
                   Retail Sales                                2.9           6.0            4.8           6.1
                   ---------------------------------------------------------------------------------------------

                   * More details on the  five-year outlook are available in
                     Tables 1.5 through 1.9 at the end of Part One.


EXTERNAL TRADE     The United States is the province's largest trading
                   partner. Last year's U.S. recession, which was exacerbated by the events of September 11, 2001, reduced demand for British Columbia exports. Tourism to the province was also affected, but has since started to recover.

                   British Columbia origin international exports (in current dollars) were down 17.2 per cent year to date through June, largely the result of lower energy prices. Excluding energy products, provincial exports were down just 4.2 per cent (see Chart 1.7). The sharp decline in seasonally-adjusted exports in June was due to a drop in the value of forest product exports from May. The value of forest product exports was down 4.9 per cent in the January through June period compared to a year earlier, despite high volumes in April and May.

OUTLOOK Exports of wood products will continue to be hurt by the duties levied on softwood lumber exports to the U.S. In the remainder of 2002, the trade outlook is dependent on a continued pick up in industrial demand for

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                          FIRST QUARTERLY REPORT 2002/03

14                          ECONOMIC REVIEW AND OUTLOOK
--------------------------------------------------------------------------------


                   commodities in the U.S. and the rest of world. Real (inflation adjusted) exports are expected to grow just 0.1 per cent on average in 2002 then pick up to 2.4 per cent growth in 2003 as global growth improves.


                   CHART 1.7  B.C. MERCHANDISE EXPORTS

                                    [PERFORMANCE GRAPHIC OMITTED]

                   Source: Statistics Canada


THE LABOUR MARKET  In the second quarter of 2002, employment was up 0.9 per cent from the first quarter. Most of the job growth was in the manufacturing and construction sectors.

                   Total employment was up 0.2 per cent year-to-date in August and has been climbing for most of 2002, adding just over 88,000 jobs since December 2001. About two-thirds of the employment growth since December has been in full-time jobs. Despite the employment gains, total wages and salaries were up just 0.5 per cent in the first six months of 2002 compared to the first six months of 2001. Chart
                   1.8 shows the recent growth in employment in British
                   Columbia.

                   CHART 1.8  JOBS IN B.C. REBOUNDING

                                    [PERFORMANCE GRAPHIC OMITTED]

                   Source: Statistics Canada


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                          FIRST QUARTERLY REPORT 2002/03

                           ECONOMIC REVIEW AND OUTLOOK                        15
--------------------------------------------------------------------------------


                   The unemployment rate averaged 8.7 per cent in the first eight months of the year. It stood at 7.8 per cent in August.

OUTLOOK The North American recovery and gradual rising commodity prices should continue to support employment prospects in 2002. For the year, employment is projected to grow 0.7 per cent, with a decline in goods sector employment more than offset by an increase in the number of service sector jobs. In 2003, employment is forecast to increase by a further 38,000 jobs or 1.9 per cent. The unemployment rate is forecast to average 8.7 per cent in 2002 and decline to
                   8.3 per cent in 2003.

DOMESTIC DEMAND    Retail sales have continued to climb through 2002 (see
                   Chart 1.9). In June, the value of retail sales was $3.4
CONSUMER           billion, up 6.5 per cent from year-earlier levels. Demand
SPENDING AND       for consumer durables, the strong housing market, federal
HOUSING            and provincial tax cuts and low financing rates have
                   helped support consumer spending to date. In particular, incentives offered by car dealers helped increase the sale of new cars and trucks dramatically in the first half of 2002 compared to the first half of 2001.


                   CHART 1.9  B.C. RETAIL SALES CONTINUE TO CLIMB

                                    [PERFORMANCE GRAPHIC OMITTED]

                   Source: Statistics Canada


                   Activity in the housing sector has been brisk so far in 2002. Existing home sales were up 30 per cent while house prices rose 8.3 per cent. Recent low mortgage interest rates, federal and provincial tax cuts and stock market volatility have unleashed pent-up demand and driven housing starts up. Year-to-date British Columbia housing starts were up 11.7 per cent. In July, housing starts totaled 20,600 units.

                   As Canada Mortgage and Housing Corporation (CMHC) has indicated, British Columbia's construction sector has recently bottomed and is now entering into a recovery phase.

OUTLOOK Consumer spending on goods and services is forecast to continue at its current pace for the remainder of the year, barring any drastic changes in consumer confidence. Housing starts are expected to total 20,000 units in 2002 and


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                          FIRST QUARTERLY REPORT 2002/03

16                          ECONOMIC REVIEW AND OUTLOOK
--------------------------------------------------------------------------------


                   20,660 units in 2003. CMHC expects housing starts in the province to total 18,800 units in 2002 and 21,000 units in 2003.

                   With pent-up demand fuelling housing construction, related consumer purchases should continue to expand. Real consumer spending on goods and services is forecast to increase 2.7 per cent in 2002 and rise to 4.2 per cent in 2003.


BUSINESS AND       The North American slowdown was accompanied by reductions
GOVERNMENT         in business investment, particularly in the high tech and
ACTIVITY           manufacturing sectors. This year has been marked by
                   corporate accounting scandals in the U.S. and profit warnings by several major corporations.

                   In British Columbia, corporate profits in 2001 were better than expected, as preliminary softwood lumber duty bonds were refunded. So far in 2002, the stronger-than-anticipated economic recovery is again positive for the corporate profit outlook.

                   Non-residential building permits grew strongly in both the first and second calendar quarters of 2002, on a quarter-over-quarter basis, as activity picked up from last year. However, non-residential permits were down 27.2 per cent in the first seven months of the year compared to the same period last year.

OUTLOOK Although the economic recovery will have a positive effect on business, corporate pre-tax profits are expected to decline 2.4 per cent in 2002 mainly reflecting the U.S. softwood lumber duties, before growing 5.3 per cent in 2003. Business investment will increase as confidence improves and new opportunities arise. Real business investment (non-residential and machinery and equipment) is expected to pick up 5.4 per cent in 2003 following modest growth of 1.6 per cent this year.

                   Current government expenditures for all levels of government (federal, provincial and local) are forecast to decline by 0.9 per cent in 2002 and 3.0 per cent in 2003, reflecting in part the provincial government's planned 2.0 per cent expenditure reduction in 2002/03 and 3.3 per cent expenditure reduction in 2003/04.

INFLATION          Consumer price inflation averaged 2.1 per cent in the
                   first seven months of 2002, reflecting modestly higher prices for most consumer goods.

OUTLOOK            Inflation is expected to average 2.1 per cent in 2002 and
                   2.0 per cent in 2003.

MEDIUM-TERM        Over the medium term, both the Canadian and U.S. economies
OUTLOOK            are expected to grow 3.0 per cent per year. The Japanese
                   economy is expected to grow at about half that pace.

                   British Columbia's population is forecast to grow 1.2 per cent per year on average as more people move to the province from the rest of Canada and international in-migration continues.


--------------------------------------------------------------------------------
                          FIRST QUARTERLY REPORT 2002/03

                           ECONOMIC REVIEW AND OUTLOOK                        17
--------------------------------------------------------------------------------


                   During the 2003 through 2006 period, the British Columbia economy is expected to grow 3.1 per cent per year, reflecting growth in the province's major trading partners.

                   Detailed tables of the five-year outlook are provided at the end of Part 1 (see Tables 1.5 through 1.9).

RISKS TO THE       As with all forecasts, this economic outlook has risks on
FORECAST           both the upside and downside. While the global outlook and consumer confidence has improved since the beginning of the year, recent stock market declines, concerns on global security and the slowing U.S. recovery are risks to consumer confidence and continued robust spending trends.
                   The economic outlook for the province includes a cautious
                   U.S. growth assumption for the current year. The most important risk to the British Columbia economic outlook remains the strength of the U.S. recovery. The
                   Vancouver/Whistler bid for the 2010 Olympic Winter Games also poses opportunities related to possible investment in infrastructure. In addition, the implications of the proposed ratification of the Kyoto agreement on climate change are unclear, and may occur outside the forecast period.

                   The British Columbia economy could grow faster than forecast if:

                   - Canada and the U.S. return to the high-productivity
                     fuelled growth recorded in the late 1990s, generating stronger demand for goods and services.

                   - A resolution of the softwood lumber dispute is reached;
                     alongside growing U.S. demand, this would provide an opportunity for growth in British Columbia's forest industry.

                   - British Columbia business confidence and investment
                     strengthen further; this would provide a base for stronger economic growth in the province.

                   - Interprovincial net in-migration to British Columbia
                     turns around quickly; this would generate additional demand for goods and services and boost economic growth.

                   Alternatively, the British Columbia economy could grow slower than forecast if:

                   - The sluggish growth in the U.S. reflects a shift to a
                     lower long-term productivity growth path, or potentially a double-dip recession.

                   - The Canadian economy's recent out-performance of the
                     U.S. economy ends sooner than expected. Without a global recovery or strong productivity gains, the Canadian economy cannot indefinitely continue to grow faster than the U.S., its major trading partner.

                   - The global industrial pick up is weak and fails to
                     generate demand for commodities, and key commodity prices fall, hurting British Columbia exports and the emerging oil and gas sector.

                   - Business and consumer confidence, recently weakened by
                     the stock market declines and corporate accounting problems, does not recover. Weakening confidence could stall the economic recovery currently underway.


--------------------------------------------------------------------------------
                          FIRST QUARTERLY REPORT 2002/03

18                         ECONOMIC REVIEW AND OUTLOOK
--------------------------------------------------------------------------------

TABLE 1.4    CURRENT ECONOMIC STATISTICS

---------------------------------------------------------------------------------------------------
                                                                                Year-to-Date
                                                        Latest Period              Average
                                                     -------------------  -------------------------
                                                                           2001     2002    Change
---------------------------------------------------------------------------------------------------

BRITISH COLUMBIA
LABOUR MARKET
Employment (s.a.(1), thousands)                      August     2,001      1,953     1,957     0.2%
Unemployment rate (s.a., per cent)                   August       7.8        7.2       8.7      1.5
Total net in-migration (persons)                       Q1       7,867      8,149     7,867     -282
   Interprovincial (persons)                           Q1      -2,415     -2,406    -2,415       -9
   International (persons)                             Q1      10,282     10,555    10,282     -273
Wages, salaries and supplementary
   labour income (s.a. $millions)                     June      5,188      5,153     5,177     0.5%
Average weekly wage rate                              July     663.53     646.00     663.73    2.7%

CONSUMER SECTOR
Retail sales (s.a., $ million)                        June      3,401      3,129      3,331     6.5%
Car and truck sales (s.a., units)                     June     16,625     13,778     16,151    17.2%
Housing starts (all areas, s.a., annual rate)         July     20,600     17,371     19,400    11.7%
Existing home sales (s.a.)                            July      6,171      5,455      7,105    30.2%
Building permits (s.a., $ thousands)                  July        446        439        462     5.3%
B.C. consumer price index (annual per cent change)    July        1.9        2.0        2.1      0.1

INDUSTRIAL ACTIVITY
Foreign merchandise exports (s.a., $ million)         June      2,250      2,838      2,350    -17.2%
Manufacturing shipments (s.a., $ million)             June      2,781      2,953      2,811     -4.8%
Lumber production (thousand cubic metres)             June      2,795      2,773      2,833      2.2%
Pulp and paper production (thousand tonnes)           June        605        652        594     -8.9%
Coal production (thousand tonnes)                      May      2,379      2,295      2,246     -2.2%
Natural gas production (million cubic metres)         March     2,425      2,133      2,466     15.6%
Copper production (million kg)                         May       22.5       22.1       20.8     -5.8%

TOURISM
Entries of U.S. and overseas residents (thousands)    June      901.1      645.5      581.5     -9.9%
BC ferry passengers
   to/from Vancouver Island (thousands)               July      1,415        890        879     -1.3%

COMMODITY PRICES
Lumber (U.S.$/thousand board feet)                   August       226        255        255      0.0%
Pulp (U.S. $/tonne)                                  August       491        580        462     -20.4%
Newsprint (U.S.$/tonne)                              August       448        613        466     -24.0%
Copper (U.S.$/lb.)                                   August      0.68       0.75       0.71      -4.9%
B.C. export commodity price index
   (Cdn. $ Index:1997 = 100)                           Q2        95.3      105.4       95.0      -9.8%

FINANCIAL DATA
Canadian dollar (U.S. cents)                         August      63.8       65.2       63.7       -1.5
Canadian prime rate (per cent)                       August      4.50       6.60       4.05      -2.55
Canadian treasury bills (per cent)                   August      2.83       4.51       2.40      -2.11
Treasury bill spread - Canada minus U.S. (per cent)  August      1.17       0.51       0.79       0.28

-------------------------------------------------------------------------------------------------------

(1)  s.a. - seasonally adjusted

--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

                           ECONOMIC REVIEW AND OUTLOOK                        19
--------------------------------------------------------------------------------

TABLE 1.5 GROSS DOMESTIC PRODUCT: BRITISH COLUMBIA AND CANADA

---------------------------------------------------------------------------------------------------------------------------
                                                                                           Forecast
                                                                           ------------------------------------------------
                                                  2000        2001         2002       2003       2004       2005       2006
---------------------------------------------------------------------------------------------------------------------------
BRITISH COLUMBIA:
   GROSS DOMESTIC PRODUCT AT MARKET PRICES:
   - Current Dollar ($ million)                 127,564     130,396     132,820    138,710    146,000    152,700    159,790
     (% change)                                     5.8         2.2         1.9        4.4        5.3        4.6        4.6

   - Real (1997 $ million)                      124,464     125,534     127,350    130,830    135,020    139,300    143,890
     (% change)                                    3.9          0.9         1.4        2.7        3.2        3.2        3.3

   - GDP Price Deflator (1997 = 100)              102.5       103.9       104.3      106.0       108.1     109.6      111.0
     (% change)                                     1.8         1.3         0.4        1.7         2.0       1.4        1.3

Real GDP Per Person (1997 $)                     30,665      30,649      30,814     31,337      31,979    32,594     33,252
     (% change)                                     3.1        -0.1         0.5        1.7         2.0       1.9        2.0

Real GDP Per Employed Person
     (% change)                                     1.6         1.2         0.7        0.8         0.7       1.0         1.0

Unit Labour Cost(1) (% change)                      1.8         1.2         0.8        1.0         1.3       1.8         1.7

CANADA:
   GROSS DOMESTIC PRODUCT AT MARKET PRICES:
   - Current Dollar ($ billion)                   1,065        1,092      1,126       1,181      1,236     1,296       1,362
     (% change)                                     8.6          2.6        3.1         4.9        4.7       4.8          5.1

   - Real (1997 $ billion)                        1,012        1,028      1,058       1,092      1,126     1,159        1,194
     (% change)                                     4.5          1.5        3.0         3.2        3.1       3.0          3.0

   - GDP Price Deflator (1997 = 100)              105.2        106.3      106.4       108.1      109.8     111.8        114.1
     (% change)                                     3.9          1.0        0.1         1.6        1.6       1.8          2.0

Real GDP Per Person (1997 $)                     32,900       33,059     33,759      34,577     35,362    36,132       36,960
     (% change)                                     3.6          0.5         2.1        2.4        2.3       2.2          2.3

Real GDP Per Employed Person
     (% change)                                       1.9        0.4         0.9        1.0        1.3       1.3          1.4
-----------------------------------------------------------------------------------------------------------------------------

(1) Unit labour cost is the nominal cost of labour incurred to produce one unit of real output.



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                         FIRST QUARTERLY REPORT 2002/03

20                         ECONOMIC REVIEW AND OUTLOOK
--------------------------------------------------------------------------------


TABLE 1.6 COMPONENTS OF BRITISH COLUMBIA REAL GDP AT MARKET PRICES

-------------------------------------------------------------------------------------------------------------------------
                                                                                                Forecast
                                                                            ---------------------------------------------
                                                        2000      2001        2002       2003     2004      2005     2006
-------------------------------------------------------------------------------------------------------------------------
Personal Expenditure on
     Goods and Services (1997 $ billion)                78.3      80.7        82.9       86.3     89.8      91.8     94.3
     (% change)                                          3.5       3.0         2.7        4.2      4.1       2.3      2.7

   - Goods (1997 $ billion)                             33.3      34.5        35.7       37.5     39.3      39.9     40.9
     (% change)                                          3.2       3.5         3.3        5.2      4.7       1.5      2.6

   - Services (1997 $ billion)                          45.0      46.2        47.2       48.8      0.5      52.0      53.4
     (% change)                                          3.8       2.7         2.2        3.3      3.6       2.9       2.8

Government Current Expenditures
     on Goods and Services (1997 $ billion)             24.1      24.7        24.5       23.8     22.9      23.4      24.0
     (% change)                                          2.6       2.6        -0.9       -3.0     -3.7       2.2       2.4

Investment in Fixed Capital (1997 $ billion)            24.5      25.5        26.2       27.0     28.2      29.7       1.2
     (% change)                                          5.1       4.0         3.1        3.1      4.5       5.0       5.2

FINAL DOMESTIC DEMAND(1) (1997 $ BILLION)              126.9     130.9       133.6      137.1    140.9     144.9     149.5
    (% CHANGE)                                           3.7       3.1         2.1        2.6      2.8       2.8       3.2

Net Exports of Goods and Services (1997 $ billion)      -4.2      -5.0        -6.3       -6.9     -6.9      -6.6      -6.8

   - Exports Goods & Services (1997 $ billion)          58.6      54.9        54.9       56.3     58.4      60.6      62.6
     (% change)                                          7.0      -6.3         0.1        2.4      3.9       3.7       3.4

   - Imports Goods & Services (1997 $ billion)          62.7      59.8        61.3       63.1     65.3      67.2      69.4
     (% change)                                          8.0      -4.7         2.4        3.0      3.5       2.9       3.2

Inventory Change (1997 $ billion)                        1.3      -0.5         0.0        0.5      0.9       1.0       1.1

Statistical Discrepancy (1997 $ billion)                 0.4       0.1         0.1        0.1      0.1       0.1       0.1

REAL GDP AT MARKET PRICES(2) (1997 $ BILLION)          124.5     125.5       127.4      130.8    135.0     139.3     143.9
    (% CHANGE)                                           3.9       0.9         1.4        2.7      3.2       3.2       3.3
--------------------------------------------------------------------------------------------------------------------------

 (1) Final domestic demand is the sum of personal expenditures, government current expenditures and investment in fixed capital.

 (2) Real GDP at market prices is the sum of final domestic demand, net exports, inventory changes and statistical discrepancy.


--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

                           ECONOMIC REVIEW AND OUTLOOK                        21
--------------------------------------------------------------------------------

TABLE 1.7 COMPONENTS OF NOMINAL INCOME AND EXPENDITURE

-----------------------------------------------------------------------------------------------------------------------------
                                                                                             Forecast
                                                                          ---------------------------------------------------
                                                      2000      2001        2002       2003       2004       2005       2006
-----------------------------------------------------------------------------------------------------------------------------
Labour Income(1) ($ million)                        67,828    69,211      70,770     73,400     76,770     80,600     84,710
   (% change)                                          5.7       2.0         2.3        3.7        4.6        5.0        5.1

Personal Income ($ million)                        106,150   108,899     111,520    115,450    120,170    125,550     131,230
   (% change)                                          5.2       2.6         2.4        3.5        4.1        4.5        4.5

Corporate Profits Before Taxes ($ million)          10,287    10,411      10,160     10,700     11,590     12,030     12,190
   (% change)                                         12.7       1.2        -2.4        5.3        8.3        3.8        1.3

Retail Sales ($ million)                            35,821    37,979      40,260     42,710     45,190     47,130     49,400
   (% change)                                          6.3       6.0         6.0        6.1        5.8        4.3        4.8

Housing Starts                                      14,418    17,234      20,000     20,660     21,480     22,350      23,240
   (% change)                                        -11.6      19.5        16.0        3.3        4.0        4.1         4.0

Residential Investment(2) ($ million)                6,707     7,355       8,399      8,967      9,539      9,995       10,556
   (% change)                                         -1.1       9.7        14.2        6.8        6.4        4.8          5.6

B.C. Consumer Price Index (1992 = 100)               113.3     115.2       117.6      119.9      122.5      124.9        127.2
   (% change)                                          1.8       1.7         2.1        2.0        2.1        2.0          1.9
-------------------------------------------------------------------------------------------------------------------------------

 (1) Domestic basis; wages, salaries and supplementary labour income.
 (2) Includes renovations and improvements.


TABLE 1.8 LABOUR MARKET INDICATORS

-------------------------------------------------------------------------------------------------------------------------
                                                                                            Forecast
                                                                           ----------------------------------------------
                                                   2000       2001         2002      2003     2004       2005      2006
-------------------------------------------------------------------------------------------------------------------------
Population (on July 1) (000's)                    4,059      4,096        4,133     4,175    4,222      4,274     4,327
     (% change)                                     0.8        0.9          0.9       1.0      1.1        1.2       1.3

Labour Force Population, 15+ Years (000's)        3,237      3,280        3,325     3,375    3,429      3,486     3,545
     (% change)                                     1.4        1.3          1.4       1.5      1.6        1.7       1.7

Net In-Migration
   - International(1)                             31,845    32,179       34,300    31,700   32,600     33,800    34,800
   - Interprovincial                             -17,296    -8,991       -3,000     2,000    8,900      9,900    12,300
   - Total(2)                                     14,549    23,188       31,400    33,700   41,500     43,600    47,100

Participation Rate(3) (%)                           64.9      64.1         64.4      64.4     64.3       64.6      64.8

Labour Force (000's)                               2,100     2,103        2,142     2,173    2,205      2,251     2,297
     (% change)                                      1.0       0.2          1.8       1.5      1.4        2.1       2.0

Employment (000's)                                 1,949      1,942       1,956     1,994    2,043      2,088     2,134
     (% change)                                      2.2       -0.3         0.7       1.9      2.5        2.2       2.2

   - Goods Sector Employment (000's)                 403        380          378       383      389        395      401
     (% change)                                      4.7       -5.7         -0.7       1.4      1.6        1.5      1.6

   - Service Sector Employment (000's)             1,546      1,562        1,578     1,611    1,655      1,693    1,734
     (% change)                                      1.6        1.0          1.0       2.1      2.7        2.3      2.4

Unemployment Rate (%)                                7.2        7.7          8.7       8.3      7.3        7.3      7.1
-----------------------------------------------------------------------------------------------------------------------

 (1) International migration includes net non-permanent residents and returning emigrants less net temporary abroad.

 (2) Total may not add due to rounding.

 (3) Percentage of the population 15 years of age and over in the labour force.


--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

22                         ECONOMIC REVIEW AND OUTLOOK
--------------------------------------------------------------------------------
TABLE 1.9 MAJOR ECONOMIC ASSUMPTIONS

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            Forecast
                                                                       ------------------------------------------------------------
                                              2000          2001         2002         2003         2004         2005         2006
-----------------------------------------------------------------------------------------------------------------------------------
REAL GDP (BILLIONS)
   Canada (1997 $)                              1,012         1,028        1,058        1,092        1,126        1,159        1,194
     (% change)                                   4.5           1.5          3.0          3.2          3.1          3.0          3.0

   U.S.A. (1996 U.S.$; chain-weighted)          9,191         9,215        9,403        9,682        9,979       10,275       10,587
     (% change)                                   3.8           0.3          2.0          3.0          3.1          3.0          3.0

   Japan (1990 Yen)                           534,047       532,224      529,480      534,526      542,771      550,962      559,019
     (% change)                                   2.2          -0.3         -0.5          1.0          1.5          1.5          1.5

   Europe(1) (% change)                           3.6           1.6          1.3          2.5          2.5          2.5          2.5

HOUSING STARTS(2) (000'S)
   Canada                                         152           163          183          164          164          164          164
     (% change)                                   1.1           7.3         12.6        -10.3          0.0          0.0          0.0

   U.S.A                                        1,573         1,603        1,641        1,600        1,600        1,600        1,600
     (% change)                                  -4.5           1.9          2.4         -2.5          0.0          0.0          0.0

   Japan                                        1,230         1,174        1,154        1,164        1,175        1,180        1,186
     (% change)                                   1.3          -4.6         -1.7          0.9          0.9          0.5          0.5

CONSUMER PRICE INDEX
   Canada (1997=100)                            113.5         116.4        118.2        120.6        123.0        125.5        128.0
     (% change)                                   2.7           2.5          1.6          2.0          2.0          2.0          2.0

   U.S.A. (1982-1984=100)                       172.2         177.1        179.9        184.2        188.8        193.5        198.4
     (% change)                                   3.4           2.8          1.6          2.4          2.5          2.5          2.5

CANADIAN INTEREST RATES (%)
   3-Month Treasury Bills                         5.5           3.8          2.7          4.1          4.8          5.0          5.0
   Long-Term Government Bonds (10 year)           5.9           5.5          5.6          6.2          6.3          6.3          6.3

UNITED STATES INTEREST RATES (%)
   3-Month Treasury Bills                         5.8           3.4          1.7          2.6          4.1          4.8          4.8
   Long-Term Government Bonds (10 year)           6.0           5.0          5.1          5.6          5.9          6.0          6.0

EXCHANGE RATE (U.S. CENTS / CANADIAN $)          67.3          64.6         64.6         66.5         67.2         67.5         67.5

BRITISH COLUMBIA GOODS AND SERVICES
   EXPORT PRICE DEFLATOR (% CHANGE)               4.0           2.5         -2.9          0.4          1.0          0.8          1.0
------------------------------------------------------------------------------------------------------------------------------------

 (1) European Union less Luxembourg, plus Austria, Finland, Iceland, Norway, Sweden, Switzerland, Turkey, and former Yugoslavia.

 (2) British Columbia housing starts appear in Table 1.7.

--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

--------------------------------------------------------------------------------
PART TWO - UPDATED FINANCIAL FORECAST

FIRST QUARTERLY REPORT 2002/03                                    SEPTEMBER 2002
--------------------------------------------------------------------------------


                   TABLE 2.1  UPDATED 2002/03 FINANCIAL FORECAST

-------------------------------------------------------------------------------------------------------------------
                                                                                   2002/03
                                                                      -------------------------------
                                                                       Budget    Updated                 Actual
                                                                      Estimate   Forecast   Variance    2001/02(1)
-------------------------------------------------------------------------------------------------------------------
                                                                                 ($ millions)
                   CONSOLIDATED REVENUE FUND (CRF):
                      Revenue                                          22,038     22,266       228        23,125
                      Expenditure                                     (25,556)   (25,366)      190       (25,255)
                                                                      --------   --------      ---       --------
                      CRF BALANCE                                      (3,518)    (3,100)      418        (2,130)
                                                                      --------   --------      ---       --------
                   CROWN CORPORATIONS AND AGENCIES:
                      Taxpayer-supported                                (206)       (208)       (2)          (83)
                      Self-supported commercial                           74          43       (31)         (484)
                                                                      --------   --------      ---       --------
                      CROWN CORPORATION AND AGENCY
                        NET RESULTS(2)                                  (132)       (165)      (33)         (567)
                                                                      --------   --------      ---       --------
                   SUBTOTAL                                           (3,650)     (3,265)      385        (2,697)
                   Forecast allowance                                   (750)       (750)        -             -
                                                                      --------   --------      ---       --------
                   (DEFICIT) SURPLUS BEFORE JOINT TRUSTEESHIP         (4,400)     (4,015)      385        (2,697)
                   Joint trusteeship (one-time adjustment)                 -           -         -         1,464
                                                                      --------   --------      ---       --------
                   (DEFICIT) SURPLUS                                  (4,400)     (4,015)      385        (1,233)
                                                                      --------   --------      ---       --------
                                                                      --------   --------      ---       --------
-------------------------------------------------------------------------------------------------------------------

                   (1) Restated to be consistent with the presentation used in
                       2002/03. The change primarily reflects the inclusion of Forest Renewal BC's revenue and expenditures as part of the CRF. The effect of the change on the CRF is a $163-million increase to revenue, a $342-million increase to expenditure, and the elimination of the $256-million wind-up transfer, resulting in a $435-million increase to the CRF negative balance. The CRF effect is offset by a $435-million decrease in the taxpayer-supported Crown corporation net losses. There is no change to the 2001/02 deficit from this restatement.

                   (2) Net of dividend payments to the CRF.

OVERVIEW On February 19, 2002, the government presented its 2002/03 budget and three-year fiscal plan, setting out a strategy to build a strong and vibrant economy and to balance the budget beginning in 2004/05.

                   In July, the audited results for the 2001/02 fiscal year were released, showing a $1.23 billion deficit, a significant improvement from the $1.96 billion deficit expected at the time of the February 19 budget. This included better-than-expected expenditure, revenue and debt results. Excluding the one-time pension gain, the deficit for 2001/02 was $2.7 billion.

                   In this QUARTERLY REPORT, an updated financial forecast shows an improvement to the fiscal outlook for 2002/03. The revised forecast projects a $4.02-billion deficit for the year, $385 million lower than the budget estimate of a $4.4-billion deficit.

                   Consolidated revenue fund (CRF) revenue is now forecast to be $228 million higher than budget. The increase is mainly due to higher-than-expected taxation revenue and the inclusion of unexpected federal equalization payments. These increases are partially offset by lower revenue from natural resources.


--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

24                         UPDATED FINANCIAL FORECAST
--------------------------------------------------------------------------------


                   TABLE 2.2  SUMMARY OF CHANGES FROM THE 2002/03 BUDGET

--------------------------------------------------------------------------------------------------------------------
                                                                                                            Updated
                                                                                            Change          Forecast
--------------------------------------------------------------------------------------------------------------------
                                                                                                 ($ millions)
                   2002/03 DEFICIT - FEBRUARY BUDGET                                                         (4,400)
                   CONSOLIDATED REVENUE FUND (CRF) CHANGES:
                     REVENUE CHANGES:
                       - Weaker 2001 personal income tax assessments                         (50)
                       - Higher corporation income tax instalments from the federal
                         government and higher B.C. corporate profits in 2001                145
                       - Other taxes - mainly property transfer tax                           92
                       - Natural resources - lower natural gas prices and higher
                         impact of softwood lumber duties                                   (110)
                       - Higher equalization entitlement, partly offset by lower CHST        100
                       - Higher BC Hydro dividend payment                                     59
                       - Other revenue changes                                                (8)     228
                                                                                            -----
                     SPENDING CHANGES:
                       - Lower interest costs mainly due to lower debt levels                 80
                       - Human Resources - lower employment assistance caseloads             107
                       - Elections BC - lower referendum costs                                 3      190       418
                                                                                                      ---
                   CROWN CORPORATION CHANGES:
                     TAXPAYER-SUPPORTED:
                       - BC Transportation Financing Authority - lower interest costs          7
                       - Other changes and adjustments                                        (9)      (2)
                                                                                            -----
                     SELF-SUPPORTED COMMERCIAL:
                       - BC Hydro - higher dividend paid to the CRF                          (59)
                       - BC Rail - lower net income before restructuring costs                (5)
                       - ICBC - higher net income                                             25
                       - Other changes and adjustments                                         8      (31)      (33)
                                                                                            -----     ---    -------
                   2002/03 DEFICIT - FIRST QUARTERLY REPORT UPDATED FORECAST                                 (4,015)
                                                                                                             -------
                                                                                                             -------
--------------------------------------------------------------------------------------------------------------------

                   CRF expenditures are expected to be $190 million below budget, mainly due to lower debt interest costs and lower employment assistance caseloads in the Ministry of Human Resources.

                   Combined Crown corporation net results (after dividends) are forecast to be $33 million less than budget reflecting a $59-million increase in the dividend paid by BC Hydro to the CRF, partially offset by a $25-million improvement in ICBC's operating results. Excluding the effect of a higher dividend payment to the CRF, Crown corporation net income is forecast to be $36 million above budget (see Table 2.6a).

                   The forecast allowance remains unchanged at $750 million. This reflects continuing uncertainty and forecast risk related to:

                   - the impact on North American economies of stock market
                     volatility and corporate accounting problems;

                   - B.C. personal and corporation income tax assessments for
                     2001, which will not be finalized until December 2002;

                   - the effect of the U.S. softwood lumber duties on the B.C.
                     forest industry and provincial stumpage revenues;

--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

                           UPDATED FINANCIAL FORECAST                         25
--------------------------------------------------------------------------------


                   - the net revenue increase arising from federal
                     equalization entitlements due to the province;

                   - unforeseen spending pressures beyond the available funds in the Contingencies vote;

                   - Crown corporation results; and

                   - unforeseen accounting changes.

                   The operating results for the first three months of the 2002/03 fiscal year show a deficit of $800 million, a $624-million improvement from budget (see Appendix Table A.1). However, the improvement from budget is not indicative of forecast year-end results, since a large portion of below-budget spending in the first quarter is expected to be shifted into the remainder of the fiscal year. Further details on financial results for the first quarter of the fiscal year are provided in the appendix.

                   Table 2.2 summarizes the major changes to the full-year forecast since the February 19 budget.


CONSOLIDATED       CRF Revenue is projected to be $228 million or 1.0 per cent
REVENUE FUND       above budget due to higher forecasts of taxation revenue
REVENUE            and the inclusion of equalization payments, partly offset
                   by lower natural resource revenue. The updated forecast in part reflects first-quarter revenue results that show total revenue to be $110 million or 2.1 per cent above budget
                   (see Appendix Table A.2).

                   The forecast incorporates the effects of an improved economic forecast for 2002, the latest federal government economic outlook, updated estimates of federal equalization entitlements, and revised Crown corporation dividend projections. The forecast also reflects an outlook for weaker natural gas prices in 2002/03 and a more negative impact on stumpage rates due to softwood lumber duties.

                   - Personal income tax - $50 million below budget due to
                     lower-than-assumed personal income tax assessments for 2001 based on preliminary tax assessment information provided by the federal government. Final assessments for the 2001 tax year as of December 31, 2002 will not be available until late January 2003.

                   - Corporation income tax - $145 million above budget. A
                     higher federal government forecast of national corporate profits in 2002 will result in higher instalment payments to B.C. in the 2002/03 fiscal year. In addition, higher-than-expected B.C. corporate profits in 2001 results in an improved prior-year adjustment.

                   - Social service and other taxes - up $92 million mainly
                     due to higher property transfer tax revenue reflecting the year-to-date strength in housing sales.

                   - Petroleum, natural gas and minerals - $58 million below
                     budget as the effects of weaker-than-assumed natural gas prices are partly offset by higher oil prices.

                   - Forests - $65 million below budget mainly due to a
                     higher-than-expected impact of U.S. countervail and antidumping duties on stumpage rates. (See


--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

26                         UPDATED FINANCIAL FORECAST
--------------------------------------------------------------------------------


                  TABLE 2.3  CONSOLIDATED REVENUE FUND - UPDATED REVENUE
                  FORECAST

                  --------------------------------------------------------------------------------------------------
                                                                                   2002/03
                                                                   -------------------------------------
                                                                      Budget      Updated                  Actual
                                                                   Estimate(1)  Forecast(1)  Variance(2)  2001/02(3)
                  --------------------------------------------------------------------------------------------------
                                                                                    ($ millions)
                  TAXATION:
                    Personal income                                   4,854        4,804        (50)         5,375
                    Corporation income                                  779          924        145          1,522
                    Social service                                    3,802        3,812         10          3,535
                    Other                                             3,150        3,232         82          3,220
                                                                     ------       ------       -----        ------
                                                                     12,585       12,772        187         13,652
                  NATURAL RESOURCES:
                    Petroleum, natural gas and minerals               1,370        1,312        (58)         1,352
                    Forests                                           1,145        1,080        (65)         1,253
                    Columbia River Treaty                                85           90          5            360
                    Water resources, WILDLIFE ACT and other             253          261          8            287
                                                                     ------       ------       -----        ------
                                                                      2,853        2,743       (110)         3,252
                  OTHER REVENUE:
                    Medical Service Plan premiums                     1,299        1,309         10            955
                    Other                                               895          878        (17)           974
                                                                     ------       ------       -----        ------
                                                                      2,194        2,187         (7)         1,929
                  CONTRIBUTIONS FROM GOVERNMENT ENTERPRISES
                    Liquor Distribution Branch                          640          640          -            637
                    BC Lottery Corporation                              476          485          9            449
                    BC Hydro                                            283          342         59            332
                    Other                                                21           22          1             19
                                                                     ------       ------       -----        ------
                                                                      1,420        1,489         69          1,437
                  CONTRIBUTIONS FROM THE FEDERAL GOVERNMENT
                    Canada health and social transfer                 2,805        2,620       (185)         2,445
                    Equalization                                          -          285        285            226
                    Other                                               181          170        (11)           184
                                                                     ------       ------       -----        ------
                                                                      2,986        3,075         89          2,855
                                                                     ------       ------       -----        ------
                  TOTAL REVENUE                                      22,038       22,266        228         23,125
                                                                     ------       ------       -----        ------
                                                                     ------       ------       -----        ------
                  --------------------------------------------------------------------------------------------------

                   (1) Figures exclude  dedicated  revenue of $768 million
                       collected on behalf of, and transferred to, BC Transit, BC Ferry Corporation, BC Transportation Financing Authority, Greater Vancouver Transportation Authority (TRANSLINK), BC Oil and Gas Commission, and Tourism
                       BC. These revenues are included as part of the operations of Crown corporations and agencies, with the exception of TRANSLINK and certain other public bodies that are not part of the provincial government.

                   (2) 2002/03 updated forecast less 2002/03 budget.

                   (3) For comparative purposes, the figures have been
                       restated to be consistent with the presentation used in 2002/03. The change primarily reflects the inclusion of Forest Renewal BC's revenue in the CRF. The effect of the change is a $163-million increase to the 2001/02 revenue.

                   the topic box following part two for more details on softwood lumber duties.)

                   - Contributions from Crown corporations - $69 million above budget mainly due to a $59-million increase in the dividend payment from BC Hydro.

                   - Federal contributions - up $89 million from budget as
                     B.C.'s estimated equalization entitlement of $285 million is offset by $185 million in lower Canada health and social transfer (CHST) payments and $11 million less from other transfer payments. (See the topic box following part two for a more detailed description on the relationship between equalization and CHST entitlements.)


--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

                           UPDATED FINANCIAL FORECAST                         27
--------------------------------------------------------------------------------


REVENUE FORECAST   The main risks to the revenue forecast are related to
RISKS              uncertainty as to:

                   - the final personal and corporation income tax assessments for the 2001 taxation year;

                   - economic growth and commodity prices in 2002 and 2003;

                   - the effect of U.S. softwood lumber duties on stumpage
                     rates;

                   - the amount of B.C.'s equalization entitlement; and

                   - national economic growth.

                   Further information on the revenue forecast and its underlying assumptions are found in Table 2.3 and Appendix Table A.8.


CONSOLIDATED       Overall government spending is projected to be $190 million
REVENUE FUND       or 0.7 per cent below budget for the full year mainly due
EXPENDITURE        to lower debt interest costs and lower caseloads in the
                   Ministry of Human Resources.

                   The forecast in part reflects spending trends experienced in the first quarter. During the three months ending June 30, total government spending was $363 million lower than expected reflecting below budget spending in almost all programs and lower debt interest costs (see Appendix Table A.3).

                   In many cases, program spending has been slower-than-planned as ministries introduce structural and program changes outlined in their service plans. However, most ministries are expected to be on budget at year-end with the completion of program changes and the management of various pressures expected later in the year.

                   Since the February budget, pressures totaling nearly $130 million have been identified. These include $10 million being managed in the Ministry of Forests, $20 million in the Ministry of Public Safety and Solicitor General, and $97 million of pressures that may be funded through the Contingencies vote. These pressures are partially offset by potential savings in the Ministry of Human Resources.

                   The main changes since the February budget include:

                   - Children and Family Development - up to $37 million has
                     been allocated from the Contingencies vote to fund school-based programs.

                   - Forests - although first quarter spending was about 20
                     per cent below budget due to slower spending in forest investment programs, the ministry is managing a potential spending pressure of $10 million for costs related to the protected area strategies and the softwood lumber dispute.

                   - Health Services - spending was 4 per cent below budget in the first three months mainly due to slower finalization of restructuring costs in health authority spending plans, lower medical services plan claims caused by physicians' job action and lower-than-assumed Pharmacare claims. However, finalization of health authority service plans and demands in other areas will increase spending so that the ministry is expected to be on budget at year-end.

--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

28                         UPDATED FINANCIAL FORECAST
--------------------------------------------------------------------------------


TABLE 2.4  CONSOLIDATED REVENUE FUND - UPDATED EXPENDITURE FORECAST

-------------------------------------------------------------------------------------------------------------
                                                                       2002/03
                                                --------------------------------------------------
                                                                                    Net Pressures/
                                                 Budget    Updated                    (Savings)      Actual
                                                Estimate   Forecast   Variance(1)   To Be Managed  2001/02(2)
-------------------------------------------------------------------------------------------------------------
                                                                           ($ millions)
Legislation                                         39          39          -              -            38
Officers of the Legislature                         32          29         (3)             -            45
Office of the Premier                               50          50          -              -            54
Advanced Education                               1,900       1,900          -              -         1,935
Agriculture, Food and Fisheries                     64          64          -              -            66
Attorney General                                   556         556          -              -           541
Children and Family Development                  1,558       1,558          -              -         1,525
Community, Aboriginal and Women's Services         555         555          -              -           518
Competition, Science and Enterprise                 54          54          -              -            73
Education                                        4,861       4,861          -              -         4,840
Energy and Mines                                    50          50          -              -            67
Finance                                             27          27          -              -            26
Forests                                            621         621          -             10           839
Health Planning                                     17          17          -              -            25
Health Services                                 10,205      10,205          -              -         9,689
Human Resources                                  1,789       1,682       (107)           (10)        1,904
Management Services                                 48          48          -              -            98
Provincial Revenue                                  45          45          -              -            49
Public Safety and Solicitor General                506         506          -             20           522
Skills Development and Labour                       29          29          -              -            30
Sustainable Resource Management                    118         118          -              -           130
Transportation                                     739         739          -              -           708
Water, Land and Air Protection                     162         162          -              -           211
Management of Public Funds and Debt                920         840        (80)             -           761
BC Family Bonus                                     91          91          -              -           103
Government Restructuring (All Ministries)          230         230          -              -            81
Contingencies (All Ministries)(3)                  210         210          -              -             -
Other Appropriations(4)                             80          80          -              -           377
                                                ------      ------       -----           ---        ------
TOTAL EXPENDITURE                               25,556      25,366       (190)            20        25,255
                                                ------      ------       -----           ---        ------
                                                ------      ------       -----           ---        ------
-------------------------------------------------------------------------------------------------------------

(1) 2002/03 updated forecast less 2002/03 budget.

(2) Figures have been restated to reflect the government organization as of June 30, 2002. For comparative purposes, 2001/02 CRF expenditure has been increased $342 million to include Forest Renewal BC expenditures.

(3) Contingencies charges of $181 million for 2001/02 are included in ministry spending amounts.

(4) Other Appropriations include various boards, commissions, other votes, and special accounts. The 2001/02 amount includes $307 million for assistance to Skeena Cellulose Inc.

                   - Human Resources - a lower-than-expected employment
                     assistance caseload resulted in spending being $44 million below budget in the first three months. Based on current and expected trends, the monthly caseload is forecast to average 133,000 to 134,000 or about 9 per cent below budget, resulting in potential savings of $107 to $117 million for the year.

                   - Public Safety and Solicitor General - additional
                     pressures of up to $20 million, primarily for costs relating to the missing women investigation, are being managed by the ministry. An additional $19 million has been

--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

                           UPDATED FINANCIAL FORECAST                         29
--------------------------------------------------------------------------------

                      allocated from the Contingencies vote for flood claims under the EMERGENCY PROGRAM ACT.

                   o Management of public funds and debt (debt interest) -- costs were $65 million below budget in the first three months and are expected to be about $80 million below budget for the full year. The improvement reflects a lower-than-expected debt level at the end of 2001/02, the effect of a higher-than-assumed Canada/U.S. exchange rate in the first quarter of 2002/03, and lower borrowing requirements resulting from the updated fiscal outlook.

                   TABLE 2.5  2002/03 PRESSURES ALLOCATED TO THE CONTINGENCIES
                              VOTE

                   -------------------------------------------------------------------------------------
                                                                                              $ millions
                   Contingencies allocation:
                      Children and Family Development -- school based programs                     37
                      Energy and Mines -- energy policy and economic initiatives                    7
                      Public Safety and Solicitor General -- EMERGENCY PROGRAM ACT -- floods       19
                      Transportation -- public transit -- deferred interest and start-up costs     34
                                                                                                  ---
                         Subtotal                                                                  97
                      Unallocated                                                                 113
                                                                                                  ---
                         TOTAL CONTINGENCIES BUDGET                                               210
                                                                                                  ---
                                                                                                  ---
                   -------------------------------------------------------------------------------------

                   As noted earlier, spending commitments and pressures totaling $97 million have been allocated to the Contingencies vote. Table 2.5 shows that $113 million remains available to offset pressures over the rest of the year.

                   In addition to the pressures funded for the Ministy of Children and Family Development and Ministry of Public Safety and Solicitor General (noted above), significant allocations of the Contingencies vote include:

                   o Ministry of Energy and Mines -- $7 million for additional costs relating to the energy policy review and economic measures to stimulate activity in the resource sector.

                   o Ministry of Transportation (Public Transit) -- $34 million relating to the write-off of deferred interest and startup costs related to the Port Coquitlam and Vancouver City College-West SKYTRAIN lines.

                   Further details on the spending forecast, assumptions and sensitivities are provided in Appendix Table A.9.

CROWN              Crown corporation net results (after dividend payments) for
CORPORATIONS       the fiscal year are forecast to be $33 million below budget
AND AGENCIES       reflecting a $59 million increase in the BC Hydro dividend paid to the CRF, partially offset by a $25 million improvement in ICBC. The forecast reflects financial results reported for the April-to-June period as well as expected developments to year-end.

THREE-MONTH        For the first three months of the 2002/03 fiscal year, Crown
RESULTS            corporations reported a $151-million improvement from budget
                   (see Appendix Table A.4). The better-than-expected results were primarily due to a $63-million improvement by ICBC for the six months ended June 30, 2002, and $27-million higher net income for BC Hydro. The ICBC improvement is mainly due to investment gains realized due to a change in its Canadian equity portfolio management, and lower-than-budget operating expenses.


--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

30                         UPDATED FINANCIAL FORECAST
--------------------------------------------------------------------------------

                   BC Rail's loss of $51 million for its January-to-June period includes restructuring costs of $65 million. As the restructuring costs were included in the 2001/02 fiscal year, they are excluded from government's 2002/03 results (through a $65-million accounting adjustment). Excluding these costs, BC Rail's results were $10 million above budget.

                   The above-budget first quarter results do not all flow through to the full-year forecast. For example, BC Hydro's net income will be offset by a higher dividend payment at year-end, and the ICBC investment gains were a one-time occurrence.

                   TABLE 2.6  2002/03 CROWN CORPORATION AND AGENCY UPDATED
                              FORECAST

                   ------------------------------------------------------------------------------------------------
                                                                                   2002/03
                                                                        ------------------------------
                                                                        Budget     Updated                 Actual
                                                                        Estimate   Forecast   Variance   2001/02(1)
                   ------------------------------------------------------------------------------------------------
                                                                                       ($ millions)
                   TAXPAYER-SUPPORTED:
                      British Columbia Buildings Corporation                  34         35          1           37
                      British Columbia Ferry Corporation                      16         18          2          (23)
                      BC Transportation Financing Authority                  (56)       (49)         7           --
                      552513 British Columbia Ltd.                            --         --         --          (69)
                      Other(2)                                                 3         (7)       (10)          (6)
                                                                          ------     ------        ---       ------
                                                                              (3)        (3)        --          (61)
                        ADD:  Skeena Cellulose Inc. assistance                --         --         --          220
                        LESS: Contributions paid to CRF                      (19)       (20)        (1)         (17)
                              Accounting adjustments(3)                     (184)      (185)        (1)        (225)
                                                                          ------     ------        ---       ------
                      TAXPAYER-SUPPORTED NET RESULTS                        (206)      (208)        (2)         (83)
                                                                          ------     ------        ---       ------
                   SELF-SUPPORTED COMMERCIAL:
                      British Columbia Hydro and Power Authority             345        415         70          403
                      Liquor Distribution Branch                             640        640         --          637
                      British Columbia Lottery Corporation                   660        670         10          606
                      British Columbia Railway Company                        14        (56)       (70)        (107)
                      Insurance Corporation of British Columbia              (10)        15         25         (251)
                      Other                                                    5         13          8           --
                                                                          ------     ------        ---       ------
                                                                           1,654      1,697         43        1,288
                        LESS: Contributions paid to CRF                   (1,401)    (1,469)       (68)      (1,420)
                              Transfer of BC Hydro earnings
                                (from) to rate stabilization account           5        (65)       (70)        (145)
                              Accounting adjustments(4)                     (184)      (120)        64         (207)
                                                                          ------     ------        ---       ------
                      SELF-SUPPORTED COMMERCIAL NET RESULTS                   74         43        (31)        (484)
                                                                          ------     ------        ---       ------
                   CROWN CORPORATION AND AGENCY NET RESULTS                 (132)      (165)       (33)        (567)
                                                                          ------     ------        ---       ------
                                                                          ------     ------        ---       ------
                   ------------------------------------------------------------------------------------------------

--------------
(1) Restated to be consistent with the presentation used for 2002/03. The change primarily reflects the inclusion of Forest Renewal BC's revenue and expenditures as part of the CRF. The effect of the change is the elimination of FRBC's $179-million loss and the $256-million wind-up transfer to the CRF, resulting in a $435-millon decrease to the net losses of taxpayer-supported Crown corporations.

(2) Includes BC Pavilion Corporation, BC Assessment Authority, BC Securities Commission, the BC Oil and Gas Commission and other Crown corporations and agencies.

(3) Primarily includes the amortization of the cost of highways transferred to the BC Transportation Financing Authority in 1998/99, and, in 2001/02, a $67 million net write-down of 552513 British Columbia Ltd.'s balance sheet as a result of the disposal of Skeena Cellulose Inc.

(4) Primarily reflects adjustments to account for differences between the fiscal year ends of the government and BC Rail and ICBC, and transfers of BC Lottery revenue to charities and local governments. The 2001/02 adjustment includes $65 million of restructuring costs incurred by BC Rail during the January -March 2002 period because these costs were reported in the 2001/02 fiscal year.


--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

                           UPDATED FINANCIAL FORECAST                         31
--------------------------------------------------------------------------------


TAXPAYER-SUPPORTED At $208 million, the 2002/03 updated forecast for total CROWN CORPORATIONS losses by taxpayer-supported Crown corporations is
AND AGENCIES       relatively unchanged when compared to the budgeted losses of
FORECAST           $206 million (see Table 2.6).

                   The updated forecast losses are $125 million higher than the restated taxpayer-supported Crown corporation results for 2001/02. The change is primarily due to the one-time benefit to 552513 British Columbia Ltd. in 2001/02 from the loan guarantee assistance provided by the province to Skeena Cellulose Inc. (Skeena), partially offset by the write-down of Skeena's assets when the province sold Skeena to NWBC Pulp and Paper Ltd.

COMMERCIAL CROWN   Self-supported commercial Crown corporations are projected
CORPORATIONS AND   to record combined net contributions of $43 million (after
AGENCIES FORECAST  dividend payments) compared to a budgeted $74 million. This change reflects a $59-million higher payment by BC Hydro to the CRF, and a $25-million improvement for ICBC.

                   The forecast includes the following:

                   o While BC Hydro's net income before rate stabilization transfers remains unchanged at $350 million, an accounting policy change approved by the BC Utilities Commission for rate-setting and reporting purposes has resulted in a higher level of equity than assumed in the budget. The consequence of this change will be a higher dividend payment at year-end given BC Hydro's allowed rate of return. There is no impact on the overall government bottom line from this change in policy.

                   o BC Rail's forecast loss of $56 million for its fiscal year (January-to-December) includes restructuring costs of $65 million. As these costs were included in the 2001/02 results, they are excluded from government's 2002/03 forecast (by an offsetting increase in accounting adjustments). Excluding these costs, BC Rail's forecast net income is $5 million less than budget.

                   o ICBC is forecasting net income of $15 million for 2002/03 compared to a budgeted $10-million loss. The improvement is due to operating cost savings and a positive prior-year claims adjustment, partially offset by an increase in current claims and related costs, and lower forecast investment income.

CROWN CORPORATIONS The major Crown corporation forecast assumptions are provided
AND AGENCIES       in Appendix Table A.10. The full-year forecast sensitivities
FORECAST RISKS     for each Crown corporation represent its ongoing business
                   risks. In addition, new decisions by Crown corporation boards of directors with respect to restructuring, valuation allowances and disposals of business segments or assets can also affect results.

                   Of the major Crown corporations, the BC Buildings Corporation, BC Lottery Corporation and Liquor Distribution Branch are in the process of implementing their approved core service recommendations. In addition, a number of Crown corporations are completing their core service reviews. Recommendations will be reflected in the forecast once they are approved and the Crown corporations have developed implementation plans.


--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

32                         UPDATED FINANCIAL FORECAST
--------------------------------------------------------------------------------

CROWN CORPORATION  Crown corporation dividends are recorded in government
DIVIDEND           financial statements as part of CRF revenue. To avoid double
CONTRIBUTIONS      counting, these are deducted from Crown corporation net
                   income to arrive at Crown corporation net results. In the 2002/03 updated forecast, Crown corporation dividend contributions are forecast to be $1,489 million, $69 million higher than budget. This increase more than offsets the $36 million increase in Crown corporation net income (before
                   CRF contributions), leading to a $33 million reduction in Crown corporation net results (see Table 2.6a).

                   TABLE 2.6a  CROWN CORPORATION AND AGENCY FORECAST
                               (BEFORE AND AFTER CONTRIBUTIONS PAID TO THE CRF)

                   ----------------------------------------------------------------------------------------------
                                                                                   2002/03
                                                                        ------------------------------
                                                                         Budget     Updated                Actual
                                                                        Estimate   Forecast   Variance    2001/02
                   ----------------------------------------------------------------------------------------------
                                                                                       ($ millions)
                   CROWN CORPORATION AND AGENCY NET INCOME
                      BEFORE CONTRIBUTIONS PAID TO THE CRF
                      Taxpayer-supported                                    (187)      (188)        (1)       (66)
                      Self-supported commercial                            1,475      1,512         37        936
                                                                          ------     ------        ---     ------
                                                                           1,288      1,324         36        870
                        LESS:
                      Contributions paid to the CRF                       (1,420)    (1,489)       (69)    (1,437)
                                                                          ------     ------        ---     ------
                   CROWN CORPORATION AND AGENCY NET RESULTS                 (132)      (165)       (33)      (567)
                                                                          ------     ------        ---     ------
                                                                          ------     ------        ---     ------
                   ----------------------------------------------------------------------------------------------

PROVINCIAL CAPITAL Capital spending is not included in the government's annual
SPENDING surplus or deficit. In accordance with generally accepted accounting principles, annual amortization expenses that recognize the estimated wear and tear of capital assets during the fiscal year are included in the government's annual expenses instead of recording the full capital costs as they occur.

                   Total capital spending in 2002/03 is forecast at $2.5 billion, $261 million below budget (see Tables 2.7 and 2.8). The updated forecast in part reflects spending trends experienced in the first quarter. During the three months ended June 30, total capital expenditures were $97 million below budget mainly due to slower-than-expected spending for education and transportation projects, as well as reduced ministry minor capital purchases.

                   Taxpayer-supported capital spending includes construction of schools, hospitals, post-secondary and transportation projects, plus minor capital purchases by ministries and other taxpayer-supported agencies. The updated forecast assumes that taxpayer-supported capital expenditures will be $271 million below budget mainly due to:

                   o slower-than-anticipated spending on education capital projects;

                   o slower-than-anticipated spending on health sector restructuring projects;

                   o delayed and deferred implementation of some BC Ferry Corporation projects;

                   o a reduction in the projected completion cost of SKYTRAIN'S Millennium Line; and

                   o slower-than-anticipated spending in other areas such as BC Buildings Corporation projects and ministry minor capital purchases.


--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

                           UPDATED FINANCIAL FORECAST                         33
--------------------------------------------------------------------------------


TABLE 2.7  CAPITAL EXPENDITURES -- UPDATED FORECAST

                   ------------------------------------------------------------------------------------------------
                                                                                   2002/03
                                                                        ------------------------------
                                                                        Budget     Updated                   Actual
                                                                        Estimate   Forecast   Variance(1)   2001/02
                   ------------------------------------------------------------------------------------------------
                                                                                       ($ millions)
                   TAXPAYER-SUPPORTED
                     Education                                               466        405          (61)       360
                     Health(2)                                               273        191          (82)       169
                     BC Transportation Financing Authority                   254        248           (6)       324
                     British Columbia Ferry Corporation                      103         74          (29)        57
                     Rapid Transit Project 2000(2)                           143        135           (8)       199
                     Government operating (ministries)                       301        269          (32)       203
                     Other(3)                                                129         76          (53)       102
                                                                           -----      -----         ----      -----
                     TOTAL TAXPAYER-SUPPORTED                              1,669      1,398         (271)     1,414
                                                                           -----      -----         ----      -----
                   SELF-SUPPORTED COMMERCIAL
                     British Columbia Hydro and Power Authority              745        745           --        545
                     British Columbia Railway Company                         66         70            4         78
                     Columbia River power projects(4)                         86         98           12        118
                     Insurance Corporation of British Columbia(5)            116        109           (7)       107
                     British Columbia Lottery Corporation                     26         34            8         20
                     Liquor Distribution Branch                               22         15           (7)        26
                                                                           -----      -----         ----      -----
                     TOTAL SELF-SUPPORTED COMMERCIAL                       1,061      1,071           10        894
                                                                           -----      -----         ----      -----
                     TOTAL CAPITAL EXPENDITURES                            2,730      2,469         (261)     2,308
                                                                           -----      -----         ----      -----
                                                                           -----      -----         ----      -----

--------------
(1)  2002/03 updated forecast less 2002/03 budget.

(2) Net of expenditures by hospital districts for cost-shared projects and capital spending on behalf of, and recovered from, the Greater Vancouver Transportation Authority (TRANSLINK ).

(3) Includes BC Housing Management Commission, Provincial Rental Housing Corporation, BC Buildings Corporation, Ministry of Attorney General, Ministry of Public Safety and Solicitor General, Ministry of Children and Family Development, BC Transit and the Pacific National Exhibition.

(4)  Columbia Power Corporation and Columbia Basin Trust.

(5)  Includes ICBC Properties Ltd.

                   Self-supported commercial Crown corporation capital spending includes projects undertaken by BC Hydro, BC Rail, ICBC and for Columbia Basin power projects. The updated forecast projects that self-supported capital expenditures will be $10 million above budget.

$50 MILLION        Consistent with the BUDGET TRANSPARENCY AND ACCOUNTABILITY
PROJECTS           ACT, significant capital projects (those with multi-year
                   budgets totalling $50 million or more) are shown in Appendix
                   Table A.6. The annual expenditures for these projects are included as part of the provincial government's capital spending shown in Table 2.7. Spending on these major projects in 2002/03 is forecast at $490 million, and the cumulative total at June 30, 2002 was $3.3 billion.

                   New projects since the February 2002 budget over the $50 million threshold include:

                   o  UBC Life Sciences Centre (budget -- $110 million).

                   o 5 Mile (Yoho) Bridge on the Trans Canada Highway (cost-shared with the federal government). The total project budget is $61 million of which the province's share is $38 million.

                   o  Seven Mile Dam safety improvements (budget --
                      $100 million).


--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

34                         UPDATED FINANCIAL FORECAST
--------------------------------------------------------------------------------

                   TABLE 2.8  SUMMARY OF CHANGES FROM THE 2002/03 BUDGET
                              CAPITAL AND DEBT

                   ----------------------------------------------------------------------------------------
                                                                                                    Updated
                                                                                         Change    Forecast
                   ----------------------------------------------------------------------------------------
                                                                                            ($ millions)
                   CAPITAL SPENDING -- FEBRUARY BUDGET                                                2,730
                     Taxpayer-supported
                       Education facilities                                                 (61)
                       Health facilities                                                    (82)
                       B.C. Ferries                                                         (29)
                       Ministry minor capital                                               (32)
                       Other(1)                                                             (67)       (271)
                                                                                           ----
                     Self-supported commercial
                       Columbia power projects                                               12
                       Other                                                                 (2)         10
                                                                                           ----      ------
                   CAPITAL SPENDING -- FIRST QUARTERLY REPORT UPDATED FORECAST                        2,469
                                                                                                     ------
                                                                                                     ------
                   ----------------------------------------------------------------------------------------

                   PROVINCIAL DEBT AT MARCH 31, 2003 -- FEBRUARY BUDGET                              40,728
                     March 31, 2002 year-end changes between budget forecast
                       and the 2001/02 PUBLIC ACCOUNTS
                       Taxpayer-supported debt                                             (195)
                       Self-supported commercial                                           (241)
                                                                                           ----
                   ADJUSTED PROVINCIAL DEBT AT MARCH 31, 2003 -- POST PUBLIC ACCOUNTS                40,292
                     FISCAL 2002/03 CHANGES
                     Taxpayer-supported debt
                       Provincial government operating:
                         -- improved CRF operating results                                 (418)
                         -- lower ministry minor capital spending                           (32)
                         -- reduced working capital needs                                   (24)
                       Education and health facilities (lower capital spending)            (143)
                       Transportation (mainly lower capital spending)                      (119)
                       Other (mainly BCBC working capital requirements)                     (60)       (796)
                                                                                           ----
                     Self-supported commercial
                       BC Hydro (reduced working capital requirements)                     (257)
                       BC Rail (improved cash flows)                                        (75)
                       Other                                                                (15)       (347)
                                                                                           ----      ------
                   PROVINCIAL DEBT AT MARCH 31, 2003 -- FIRST QUARTERLY REPORT
                     UPDATED FORECAST                                                                39,149
                                                                                                     ------
                                                                                                     ------
                   ----------------------------------------------------------------------------------------

--------------
(1) Includes Ministry of Attorney General, Ministry of Public Safety and Solicitor General, Ministry of Children and Family Development, BC Transportation Financing Authority, Rapid Transit Project 2000 and BC Transit.

                   Completed projects no longer on the list include:

                   o Surrey Memorial Hospital -- completed in November 2001 on budget at $77 million.

                   o Royal Jubilee Hospital -- completed in March 2002 on budget at $116 million.

                   o Lion's Gate Bridge -- although final paving continued into 2002, the project was substantially complete in December 2001. The total cost was within the revised budget of $125 million pproved in the fall of 2001.


--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

                           UPDATED FINANCIAL FORECAST                         35
--------------------------------------------------------------------------------


                   o Port Mann Bridge/Cape Horn Interchange -- completed in March 2002 on budget at $61 million.

                   o BC Hydro's Stave Falls replacement -- substantially complete in March 2002 with only minimal costs remaining. The total cost was $140 million compared to a budget of $181 million as the scope of the project was reduced.

PROVINCIAL DEBT    The government and its Crown corporations borrow to finance their own operations, to finance construction of capital projects or other investments, and to re-finance maturing debt.

                   Provincial debt is reported using two classifications:

                   o Taxpayer-supported debt includes debt for government operating and capital purposes, and debt of Crown corporations that require a subsidy from the provincial government.

                   o Self-supported debt includes debt of commercial Crown corporations and the warehouse borrowing program. Commercial Crown corporation debt is generally used to finance capital since enough revenue is earned through the sale of services at commercial rates to cover operating expenses, interest costs and principal repayments. Warehouse borrowing is used to borrow in advance of requirements. These funds are invested until they are needed by the government or its Crown corporations.

                   Provincial debt is forecast to increase $3.2 billion from the start of the year, to total $39.1 billion at March 31, 2003. The forecast is $1.6 billion lower than budget mainly due to:

                   o lower-than-expected debt balances at the end of the 2001/02 fiscal year;

                   o  the improved deficit forecast for 2002/03;

                   o reduced capital spending for education, health, transportation, and ministry minor capital; and

                   o reduced working capital requirements and improved cash flows for Crown corporations (see Tables 2.8 and 2.9).

                   Appendix Table A.11 provides a reconciliation between the deficit forecast and the change in total provincial debt.

                   The ratio of a province's taxpayer-supported debt relative to its GDP is a measure of a province's ability to manage its debt load. British Columbia's taxpayer-supported debt-to-GDP ratio is one of the lowest in Canada, and this translates into a strong credit rating and lower debt service costs. Total provincial debt is forecast at 29.5 per cent of GDP at March 31, 2003, while taxpayer-supported debt is forecast at 23.0 per cent of GDP. These ratios are lower than forecast in the February budget mainly due to lower-than-expected debt balances at the end of 2001/02, a smaller deficit forecast, reduced working capital requirements for 2002/03, and a higher nominal GDP forecast for 2002.

--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

36                         UPDATED FINANCIAL FORECAST
--------------------------------------------------------------------------------


                   TABLE 2.9  PROVINCIAL DEBT SUMMARY(1) -- UPDATED FORECAST

--------------------------------------------------------------------------------------------------------------------------
                                                                                             Debt Outstanding
                                                                                              March 31, 2003      Variance
                                                            Debt            Forecast        -------------------    Above/
                                                         Outstanding          Net           Updated     Budget     (Below)
                                                       March 31, 2002   +   Change(2)   =   Forecast   Estimate    Budget
--------------------------------------------------------------------------------------------------------------------------
                                                                                    ($ millions)
TAXPAYER-SUPPORTED DEBT
  Provincial government direct operating                   13,789             2,832           16,621     17,182       (561)
                                                           ------            ------           ------     ------     ------
  Education facilities
    Schools                                                 4,092               245            4,337      4,375        (38)
    Post-secondary institutions                             1,425                97            1,522      1,637       (115)
                                                           ------            ------           ------     ------     ------
                                                            5,517               342            5,859      6,012       (153)
                                                           ------            ------           ------     ------     ------
  Health facilities                                         1,920               167            2,087      2,199       (112)
                                                           ------            ------           ------     ------     ------
  Highways, ferries and public transit
    BC Transportation Financing Authority                   2,514               204            2,718      2,743        (25)
    British Columbia Ferry Corporation                         19                (3)              16         72        (56)
    British Columbia Transit                                   79                 9               88         94         (6)
    Public transit                                            936                (4)             932        937         (5)
    SKYTRAIN extension                                      1,044               131            1,175      1,214        (39)
    Rapid Transit Project 2000 Ltd                             47               (47)              --         --         --
                                                           ------            ------           ------     ------     ------
                                                            4,639               290            4,929      5,060       (131)
                                                           ------            ------           ------     ------     ------
  Other
    British Columbia Buildings Corporation                    596              (112)             484        538        (54)
    Social housing(3)                                         299               (79)             220        218          2
    Homeowner Protection Office                               113                22              135        139         (4)
    Universities and colleges -- fiscal agency loans          114                (3)             111        113         (2)
    Other(4)                                                  188               (24)             164        140         24
                                                           ------            ------           ------     ------     ------
                                                            1,310              (196)           1,114      1,148        (34)
                                                           ------            ------           ------     ------     ------
TOTAL TAXPAYER-SUPPORTED DEBT                              27,175             3,435           30,610     31,601       (991)
                                                           ------            ------           ------     ------     ------

SELF-SUPPORTED DEBT
  Commercial Crown corporations and agencies
    British Columbia Hydro and Power Authority              6,863               109            6,972      7,442       (470)
    British Columbia Railway Company                          614               (71)             543        638        (95)
    Columbia River power projects(5)                          120               142              262        285        (23)
    Columbia Power Corporation                                 64               (64)              --         --         --
    Liquor Distribution Branch                                 13                (1)              12         12         --
                                                           ------            ------           ------     ------     ------
                                                            7,674               115            7,789      8,377       (588)
  Warehouse borrowing program                               1,067            (1,067)              --         --         --
                                                           ------            ------           ------     ------     ------
TOTAL SELF-SUPPORTED DEBT                                   8,741              (952)           7,789      8,377       (588)
                                                           ------            ------           ------     ------     ------
FORECAST ALLOWANCE                                             --               750              750        750         --
                                                           ------            ------           ------     ------     ------
TOTAL PROVINCIAL DEBT                                      35,916             3,233           39,149     40,728     (1,579)
                                                           ------            ------           ------     ------     ------
                                                           ------            ------           ------     ------     ------

Total provincial debt as a per cent of GDP                                                      29.5%      31.3%      -1.8%
Taxpayer-supported debt as a per cent of GDP                                                    23.0%      24.3%      -1.2%
Taxpayer-supported debt per capita ($)                                                         7,406      7,655       (249)
--------------------------------------------------------------------------------------------------------------------------

--------------
(1) Debt includes provincial government direct debt, fiscal agency loans, other debt that has been guaranteed by the provincial government, and certain other debt that is not provincially guaranteed.

(2) Gross new long-term borrowing plus net change in short-term debt outstanding, less sinking fund contributions, sinking fund earnings and net maturities of long-term debt (after deduction of sinking fund balances for maturing issues).

(3) Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation.

(4)  Includes student assistance loans.

(5) Includes joint ventures of the Columbia Power Corporation and the Columbia Basin Trust.


--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

                           UPDATED FINANCIAL FORECAST                         37
--------------------------------------------------------------------------------


FULL-TIME          Total full-time equivalent (FTE) employees of government
EQUIVALENTS        and taxpayer-supported Crown corporations are projected at
(FTES)             39,500 in 2002/03, down 908 from budget (see Appendix Table
                   A.12).

                   The 2002/03 full-year forecast of ministry and special office FTEs is 31,000, down about 600 from budget. The decline in part reflects a higher-than-expected take-up of government's voluntary workforce reduction programs.

                   The taxpayer-supported Crown corporation reduction of 300 FTEs from budget reflects accelerated implementation of their service plans, with the largest reduction in the Legal Services Society, the BC Pavilion Corporation and BC Assessment Authority.

THREE-YEAR FISCAL  While still early in the schedule, the three-year plan to
PLAN UPDATE        balance the budget by 2004/05 remains on track. Tables 2.10 and 2.11 provide an update to the three-year plan. The updated forecasts show modest improvements in all three years of the plan.

                   The government will continue to monitor the plan's progress and manage the risks associated with the economic and revenue forecasts; changes set out in ministry and Crown corporation service plans; changes resulting from core services reviews of Crown corporations; and implications arising from the Kyoto agreement on the environment and B.C.'s bid to host the 2010 Olympic Winter Games.

                   TABLE 2.10  THREE-YEAR FISCAL PLAN UPDATE

                   ---------------------------------------------------------------------------------
                                                                    Updated
                                                                    Forecast   Projected   Projected
                                                                    2002/03    2003/04      2004/05
                   ---------------------------------------------------------------------------------
                                                                             ($ millions)
                   CONSOLIDATED REVENUE FUND:
                     Revenue                                          22,266     23,307      24,334
                     Expenditure                                     (25,366)   (24,935)    (24,128)
                                                                      ------     ------     -------
                     CRF balance                                      (3,100)    (1,628)        206

                   CROWN CORPORATION AND AGENCY NET RESULTS             (165)       (53)        (13)

                   EXPANDED ENTITY                                        --         --        (100)

                   FORECAST ALLOWANCE                                   (750)        --          --
                                                                      ------     ------     -------
                   UPDATED (DEFICIT) SURPLUS FORECAST                 (4,015)    (1,681)         93
                                                                      ------     ------     -------
                                                                      ------     ------     -------
                   CAPITAL SPENDING:
                     TOTAL CAPITAL SPENDING                            2,469      2,507       2,231
                     TAXPAYER-SUPPORTED CAPITAL SPENDING               1,398      1,329       1,221
                   PROVINCIAL DEBT:
                     TOTAL DEBT                                       39,149     41,917      42,659
                     TOTAL DEBT-TO-GDP RATIO                            29.5%      30.2%       29.2%
                     TAXPAYER-SUPPORTED DEBT                          30,610     32,777      33,160
                     TAXPAYER-SUPPORTED DEBT-TO-GDP RATIO               23.0%      23.6%       22.7%
                   ---------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

38                         UPDATED FINANCIAL FORECAST
--------------------------------------------------------------------------------


CONSOLIDATED       Revenue is forecast to be higher in all three years
REVENUE            (2002/03 to 2004/05) compared to the fiscal plan presented
FUND REVENUE       on February 19, 2002. Higher revenue from taxation and
                   federal government contributions offset lower revenue from natural resources, Crown contributions and other sources.

                   o Personal income tax revenue is forecast to be $50 million lower in each year as lower-than-expected 2001 income tax revenue results in a slightly lower revenue base.

                   o Corporation income tax revenue is forecast to be up $145 million in 2002/03, $196 million in 2003/04 and $61 million in 2004/05. Revenue is up due to a higher forecast for B.C. corporate profits and a higher federal government forecast for national profits. Revenue does not increase as much in 2004/05 as B.C. pays back expected overpayments in respect of 2003/04.

                   o Other taxes are expected to be up $92 million in 2002/03, and $107 million and $135 million in 2003/04 and 2004/05 respectively, reflecting increases in most taxation sources.

                   o Natural gas, petroleum and minerals revenue is forecast to be down $58 million in 2003/04 due to weaker-than-expected natural gas prices and lower volumes. The forecast assumes average prices will be slightly higher than the February forecast in 2003/04 and 2004/05, offset by lower volumes.

                   TABLE 2.11  THREE-YEAR FISCAL PLAN UPDATE
                               CHANGES FROM THE 2002/03 BUDGET

-------------------------------------------------------------------------------------------
                                                              2002/03    2003/04    2004/05
-------------------------------------------------------------------------------------------
                                                                       ($ millions)
2002/03 -- 2004/05 FISCAL PLAN (DEFICIT)                      (4,400)    (1,800)        --
                                                              ------     ------        ---
CRF REVENUE CHANGES:
  Taxation revenue                                               187        253        146
  Energy                                                         (53)        48          9
  Forests                                                        (65)      (207)      (188)
  BC Hydro dividend                                               59        (68)      (140)
  BC Lottery contribution                                          9        (26)       (16)
  Equalization entitlement, partly offset by reduced CHST        100        150        225
  Other                                                           (9)        (2)       (27)
                                                              ------     ------        ---
    TOTAL REVENUE CHANGES                                        228        148          9
                                                              ------     ------        ---
CRF EXPENDITURE CHANGES:
  Lower debt interest                                             80         --         --
  Lower Ministry of Human Resources and
    Elections BC referendum costs                                110         --         --
                                                              ------     ------        ---
      TOTAL EXPENDITURE CHANGES                                  190         --         --
                                                              ------     ------        ---
CROWN CORPORATION AND AGENCY CHANGES:
  BC Ferries -- improved operating results                         2          5         20
  BC Hydro -- net income (before RSA transfer)                    --       (125)       (85)
  BC Lottery -- net income                                        10        (30)       (20)
  ICBC -- improved operating results                              25         17          8
  Other Crown corporation changes                                 (1)        11          5
  (Increase) decrease in Crown corporation dividends             (69)        93        156
                                                              ------     ------        ---
    TOTAL CROWN CORPORATION AND AGENCY CHANGES                   (33)       (29)        84
                                                              ------     ------        ---
TOTAL CHANGES                                                    385        119         93
                                                              ------     ------        ---
FISCAL PLAN UPDATE (DEFICIT) SURPLUS                          (4,015)    (1,681)        93
                                                              ------     ------        ---
                                                              ------     ------        ---
-------------------------------------------------------------------------------------------


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                         FIRST QUARTERLY REPORT 2002/03

                           UPDATED FINANCIAL FORECAST                         39
--------------------------------------------------------------------------------

                   o Revenue from electricity sales under the Columbia River Treaty is expected to be up $5 million, $40 million and $30 million over the three years, due to higher electricity prices than assumed in the 2002/03 budget.

                   o Forests revenue is forecast to be down $65 million in 2002/03, $207 million in 2003/04 and $188 million in
                      2004/05. The decrease is mainly due to a higher-than-anticipated effect of U.S. softwood lumber duties on stumpage rates.

                   o The net effect of equalization entitlements and the corresponding offset to CHST revenue is forecast to be an increase of $100 million in 2002/03, $150 million in 2003/04 and $225 million in 2004/05. B.C.'s equalization entitlement is projected to grow as the province's overall economic growth per capita lags the national average over the medium term. (See the topic box at the end of part two.)

CONSOLIDATED       Although it is still early in the fiscal year, developments
REVENUE            after the first three months of 2002/03 suggest that the
FUND EXPENDITURE   government's three-year spending plan remains on track.

                   In February 2003, the government will be presenting the next three-year fiscal plan extended to 2005/06. In preparation for this, the government will be reviewing its progress in meeting the current three-year plan spending targets, and will also take actions to address a number of emerging pressures and uncertainties that have emerged since the February 2002 budget and fiscal plan.

                   These uncertainties include:

                   o Additional cost pressures relating to the Air India trial and the missing women investigation.

                   o Utilization pressures in the Ministry of Heath Services (e.g. Pharmacare) and other social program areas.

                   o Additional costs relating to a resolution of the softwood lumber dispute and for implementing protected area strategy decisions.

                   o  Costs relating to treaty agreements with First Nations.

                   o Additional capital and operating costs should the bid to host the 2010 Winter Olympics be successful. (Economic benefits may also be realized from new infrastructure and related economic activity.)

                   o Ensuring that public sector compensation remains within the government's current wage mandate.

                   o Potential savings resulting from successful measures to reduce the provincial employment assistance caseload and helping people to join the workforce.

                   Developments in these and other areas will be managed within the current three-year plan targets, as well as the plan for 2005/06.


CROWN              Crown corporation operating results are subject to market
CORPORATIONS       fluctuations, economic changes and policy decisions as
AND AGENCIES       outlined in the government's fiscal plan document released in February 2002.


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                         FIRST QUARTERLY REPORT 2002/03

40                         UPDATED FINANCIAL FORECAST
--------------------------------------------------------------------------------


                   The update shows a decrease to the projected net results of Crown corporations in the first two years of the fiscal plan, followed by an increase in the third year. The changes are primarily due to revised BC Hydro net income and dividend payment projections. It should be noted that BC Hydro's projected fiscal outlook does not assume rate increases, nor does it reflect potential outcomes of the energy policy review. As well, although the government is reviewing the issue, no changes have been made to assumptions regarding grants in lieu of taxes for owned properties.

CAPITAL SPENDING   Projected taxpayer-supported capital spending for the
AND PROVINCIAL     three-year plan is down $271 million in 2002/03, $39
DEBT               million in 2003/04 and $34 million in 2004/05. The changes to 2003/04 and 2004/05 reflect updated Crown corporation forecasts. Government ministry forecasts remain unchanged, but will be updated as revised service plans are completed this fall.

                   Projected taxpayer-supported debt outstanding for the three-year plan is down $1.0 billion in 2002/03, $1.1 billion in 2003/04 and $1.2 billion in 2004/05. The lower projected debt outstanding combined with an improved economic forecast has lowered the projected taxpayer-supported debt-to-GDP ratio over the three-year track.

                   The projections for total provincial debt outstanding are also lower than those presented in February -- down $1.6 billion in 2002/03, $1.4 billion in 2003/04 and $1.2 billion in 2004/05.


--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

                                    TOPIC BOX                                 41
--------------------------------------------------------------------------------


                   SOFTWOOD LUMBER COUNTERVAILING AND
                          ANTI-DUMPING DUTIES

One of the major factors affecting B.C.'s economy is the current U.S. duties on Canadian softwood lumber.

BACKGROUND ON SOFTWOOD LUMBER DUTIES

When the Softwood Lumber Agreement (SLA) expired in March 2001, the U.S. lumber industry immediately initiated a new countervailing duty (CVD) investigation. In addition to the allegation of subsidies to Canadian lumber producers, the U.S. industry, for the first time, also accused the Canadian industry of dumping (selling below cost) lumber into the U.S. market. The following table summarizes the history of the case.

                       SOFTWOOD LUMBER DUTIES SUMMARY

March 31, 2001                 Softwood Lumber Agreement expires.

April 2, 2001                  U.S. lumber industry submits petition to U.S.
                               government for countervailing and anti-
                               dumping (AD) investigations.

August 17, 2001                Preliminary countervailing duty applied; bonds
                               required for lumber exports retroactive to May 20, 2001 (19.31%).

November 6, 2001               Preliminary anti-dumping duty applied; bonds
                               required (average 12.58%). December 15, 2001
                               Preliminary countervailing duty removed
                               (120 day maximum allowed).

March 22, 2002                 Final CVD and AD rulings.

May 2, 2002                    Final injury determination of "threat" only;
                               bonds for preliminary duties are cancelled;
                               beginning of "gap period" where no duties apply.

May 22, 2002                   Final CVD (18.79%) and AD (average 8.43%) duties
                               applied; cash deposits required.

The duty rates to be applied in the period May 22, 2002 to March 31, 2003 will be recalculated in an Administrative Review based on actual conditions over the April 2002-March 2003 period. The rates determined in the Administrative Review are applied retroactively, and replace the rates imposed on May 22, 2002.

WTO AND NAFTA APPEALS

The federal government has initiated several challenges at the World Trade Organization (WTO) relating to U.S.-Canada softwood lumber trade issues. These include challenges relating to log export restraints, refunding of duties, the U.S. Department of Commerce's preliminary countervailing duty and anti-dumping determinations, critical circumstances finding, expedited review provisions, and the final countervailing duty determination.

The federal government has also initiated appeals of the final determinations under Chapter 19 of the North American Free Trade Agreement (NAFTA). In addition, Canfor Corporation, Doman Industries and Tembec have announced that they will sue for damages under Chapter 11 of the NAFTA.

The NAFTA and WTO appeals of the CVD and AD determinations are the most important cases. Final rulings in these cases will not be made until the spring of 2003. The results of the WTO appeals

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
42                                 TOPIC BOX
--------------------------------------------------------------------------------


of the preliminary determinations will give an indication as to how the WTO appeals of the final determinations are likely to turn out. The final ruling of the WTO preliminary CVD appeal is to be made public in September 2002.

While it is not softwood lumber specific, the WTO Byrd Amendment case is also important. This amendment states that CVD and AD duties collected by the U.S. government are to be distributed to the "injured" domestic U.S. industry. Ten countries in addition to Canada are challenging the U.S. Byrd amendment and it is expected that the WTO will rule definitively against the U.S.

NEGOTIATIONS

Talks aimed at a negotiated settlement between the Canadian and U.S. governments began in the summer of 2001. The British Columbia government participated in these discussions to determine whether policy changes could be part of a durable resolution to the dispute. However, the talks broke off on March 21, 2002, the day before the final CVD/AD ruling. Canada and the U.S. were unable to agree on the rate of the proposed transitional export tax, and issues related to provincial forest policy changes. In addition, the U.S. did not accept Canada's proposal for binding dispute resolution by an independent third party. Recent exploratory discussions between Canada and the U.S. are looking at whether resolution of the dispute can be achieved by provinces making policy changes followed by a "changed circumstances" review by the U.S. government.

PRODUCTION AND PRICES

Analyzing the impact of the dispute on B.C. lumber production is complex because companies' behaviour hinges on their expectations about how the dispute will be resolved, what level of duties will be applied and when, and how they can affect the calculation of anti-dumping duties.

- After the SLA expired, companies were able to ship duty free into the U.S. until the time of the preliminary determination. Once the preliminary duties were in place and companies were required to put up bonds to cover them, there were still expectations in the Canadian industry that the final rates would be lower, or that negotiations would lead to some lower trade barrier. As noted above, the actual amount of duties owed on current shipments is uncertain until after the Administrative Review.

- One clear effect is that interior B.C. companies increased production and shipments to the U.S. considerably during the gap period, just before the final rate came into effect. Interior production in April 2002 reached a new record, and lumber exports to the U.S. were high as well. However, many analysts expect the impact of the duties could lower B.C. lumber production this fall and winter.

- The North American lumber market is subject to wide price swings. Some of this instability is caused by U.S. trade actions against Canadian lumber. Generally, the price impact of a tariff will be shared with a portion of the duty passed through to consumers and the remainder absorbed by producers. The amount of the duty borne by consumers compared to exporters depends on the nature of demand and supply in each region.

- In addition, the B.C. industry has been operating under some form of U.S. trade barrier, or threat of one, since the early 1980s. Thus, the 27% tariff, while the highest barrier erected by the U.S. so far, is being applied to a market that was already distorted and may not have the same impact as a 27% tariff applied in a formerly free market.

- To date, the preliminary and final duties do not appear to have increased Spruce-Pine-Fir (SPF) lumber prices. There is currently abundant supply in the North American lumber market, and prices are low. In addition to the high levels of production in the first part of the year due to


--------------------------------------------------------------------------------
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
                                    TOPIC BOX                                 43
--------------------------------------------------------------------------------


   good weather and the gap period, many interior B.C. companies are maintaining relatively high production levels in order to lower unit costs and reduce dumping duty rates in the Administrative Review. Adding to the competition are high U.S. production levels, imports from other countries into the U.S., and the use of substitutes in construction. Despite strong U.S. demand for SPF lumber, duties have not led to price increases due to ample supply and availability of substitute products.

- Over the medium term, a 27% duty on Canadian lumber (which supplies over 30% of U.S. lumber requirements) is expected to have a negative effect on Canadian lumber production. A positive effect on U.S. lumber prices is anticipated, if U.S. demand remains strong.

- In contrast to SPF, the duties applied to cedar do appear to have been passed through to consumers resulting in higher cedar prices in U.S. markets.
   Canada is the main source of supply and cedar is a speciality product without close substitutes. Therefore, Canadian producers are able to pass through more of the duty on cedar than on SPF lumber.

REGIONAL AND SECTORAL ISSUES

The B.C. coast and interior lumber industries are fundamentally different. The interior is highly competitive, whereas the Coast is in the middle of a major restructuring phase, due largely to higher logging costs and the lingering effects of the collapse of the Japanese market, as well as the softwood lumber dispute. Several coastal mills shut down in 2001 due partially to the imposition of the preliminary duties, and many of these mills remain closed.

For Interior mills, prices are currently low at about US$210/thousand board feet for SPF 2X4s although prices are expected to increase over the next few months. At current prices, a duty of 27% reduces B.C. sawmill returns to about US$165/thousand board feet on SPF 2X4 production. Market observers used to consider that the "break even point" for B.C. interior sawmills was about US$220/thousand board feet. However, recent evidence suggests it is lower than this in the B.C. Interior, and there is significant variation in costs around this average. Furthermore, some Interior companies pay a lower dumping duty than the 8.43% "all others" rate (Canfor 5.96%; Slocan 7.71%; West Fraser 2.18%), while others pay higher rates (Abitibi 12.44%; Tembec 10.21%; Weyerhaeuser 12.39%).

Regionally, there are some parts of British Columbia that are always on the margin of being economically viable for logging. Operators in these areas will likely be the first to be affected by the duty. In addition, some companies have been running several sawmills at less than capacity for a number of years. The duty might be the final straw to force these companies to shut their most inefficient mills. In the longer run, the tariff will reduce the profitability of Canadian sawmills relative to the U.S. and lead to proportionately less investment in the sector and a decrease in relative competitiveness. Slocan has announced shutdowns at Valemount and Slocan, and was the first major interior company to indefinitely curtail production at some of its mills since the imposition of the duties.

Remanufacturers are particularly hurt by the duty since U.S. Customs is charging it on a final mill basis, rather than a first mill basis. A first mill duty would be assessed on the value of the lumber input in remanufacturers' products rather than on the products' final value. Canada argues that remanufacturers should be excluded since any subsidy on stumpage is extinguished in an arms length sale of logs or lumber.

STUMPAGE RATES AND B.C. GOVERNMENT REVENUE

The provincial government uses the Comparative Value Pricing (CVP) system to set stumpage rates for much of the province. In general terms, CVP stumpage rates are based on the price received by B.C. producers. Stumpage rates are set every 3 months.

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
44                                    TOPIC BOX
--------------------------------------------------------------------------------


As the duties lower the prices received by producers, this in turn leads to lower stumpage rates. Interior stumpage rates will therefore drop significantly on October 1, 2002 as a result of the duties and low lumber prices. Coastal stumpage rates will remain at about the same level as before because coastal cedar lumber prices increased when the duties were applied by the U.S.

The main change in the revised revenue forecast compared to the February 19 budget is the assumption that producer prices will decline by up to 27% and that stumpage rates will be correspondingly reduced. This forecast assumes no change to provincial stumpage policy and no resolution of the softwood lumber dispute. It could therefore be thought of as a conservative outlook.

UNCERTAINTY

In general, the outlook for the forest sector is quite uncertain and has the potential to be volatile. The CVD and AD duties have significantly increased the usual uncertainty about future lumber prices. However, if a satisfactory resolution to the dispute is achieved, either due to negotiations or through decisions at the WTO or NAFTA, it would increase stability in the sector and have a positive effect on B.C. and the softwood lumber industry.

-------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

                                    TOPIC BOX                                 45
--------------------------------------------------------------------------------


                                  EQUALIZATION

WHAT IS EQUALIZATION?

Equalization is a federal program of unconditional transfers intended to provide less wealthy provinces with "sufficient revenues to provide reasonably comparable levels of public services at reasonably comparable levels of taxation" (Section 36(2) of the CONSTITUTION ACT of 1982).

The Equalization program is authorized by federal legislation and funded entirely out of federal revenues. All Canadian taxpayers contribute to the financing of the Equalization program, whether they live in a province that receives Equalization or in a province that does not.

HOW ARE EQUALIZATION PAYMENTS CALCULATED?

The Equalization formula begins by estimating each province's ability to raise revenue from over 30 separate revenue sources. This ability, called FISCAL CAPACITY, is measured as the per capita revenue that would be derived if national average tax rates were applied to each of the 30-plus tax bases.

Equalization is based on a province's ability to raise revenue, not actual revenue-raising or tax effort. For example, although Alberta does not levy a retail sales tax, its fiscal capacity as measured by the Equalization program includes the revenues it would collect if it did have a sales tax (levied at the national average rate).

CHART 1  2002/03 FISCAL CAPACITY AND EQUALIZATION

                                                    $ per capita
                  -----------------------------------------------------------------------------
Fiscal capacity   5,691   8,532   5,263   4,767   6,314   5,162   4,244   4,424   3,991   3,828
Equalization         79      --     517   1,003      --     609   1,527   1,346   1,779   1,942

$5,770 per capita fiscal capacity for the five-province standard

Note: Fiscal capacity calculated at national average rates as measured in the Equalization program.
Source: Finance Canada official estimates, February 2002.


The fiscal capacity (prior to federal transfers) of the ten provinces currently ranges from a low of $3,828 per capita in Newfoundland to a high of $8,532 per capita in Alberta. In other words, applying national average tax rates would generate well over twice as much revenue in Alberta than in Newfoundland (see Chart 1).

To determine eligibility for Equalization, each province's fiscal capacity in each of the 30-plus revenue sources is compared to the "five-province standard", a population-weighted average of fiscal capacities in British Columbia, Saskatchewan, Manitoba, Ontario and Quebec. If a province's fiscal capacity is lower than the standard, a fiscal capacity deficiency is established for that base; if it is higher, a fiscal capacity surplus is established. A province receives Equalization payments if, after its fiscal capacity deficiencies and surpluses are summed for all of the revenue sources, an overall fiscal capacity deficiency is demonstrated.

Provinces with overall fiscal capacity deficiencies are provided with cash transfers (Equalization payments) sufficient to bring their fiscal capacity up to the level of the five-province standard. Currently, the federal government estimates this to be $5,770 per capita for 2002/03.

--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

46                                    TOPIC BOX
--------------------------------------------------------------------------------


Note that, while Equalization payments serve to mitigate some of the provincial variance in revenue-raising ability, they do not eliminate all of the disparities. The current Equalization system raises the fiscal capacities of the recipient provinces to 97.4 per cent of the national average. Ontario's fiscal capacity is almost 107 per cent of the national average and Alberta's 144 per cent.

RELATIVE PROVINCIAL PERFORMANCE IS WHAT MATTERS FOR EQUALIZATION

Eligibility for Equalization is not based directly on the economic performance of individual provinces considered in isolation. What matters in Equalization is the ability of a province to raise revenues relative to other provinces.

By itself, economic growth is insufficient to determine a province's Equalization status. As explained above, a province is entitled to receive Equalization payments if it has an overall fiscal capacity deficiency. It is the province's economic growth relative to that of other provinces, particularly Ontario, which is relevant (Ontario tends to dominate the Equalization formula because of its size and inclusion in the five-province standard). Hence, despite improving economic conditions, a province's equalization entitlement may still increase from one year to the next because other provincial economies are growing more rapidly.

Similarly, improving economic fortunes may not be sufficient for B.C. to shed its recipient status. What matters is whether or not B.C.'s revenue-raising capacity improves sufficiently relative to that of other provinces.

B.C. AS A RECIPIENT PROVINCE

B.C. is currently receiving Equalization payments for 1999/00, 2001/02 and 2002/03. B.C. was not eligible for Equalization for 2000/01, primarily due to a spike in energy-related revenues in that year (see Chart 2).

B.C. is expected to retain its status as a recipient province over the forecast period (2002/03 through 2004/05) as the forecast assumes slower economic growth per capita in B.C. than the national average. As a result the gap between B.C.'s fiscal capacity and the five-province standard is expected to widen. B.C.'s fiscal capacity would have to grow faster than the standard in order to return to its former non-recipient status.

CHART 2  TRENDS IN B.C. EQUALIZATION ENTITLEMENTS

              $ per capita
              ------------
1994/95           -722
                  -664
1996/97           -516
                  -358
1998/99           -103
                    23
2000/01           -128
                     8
2002/03             69
                    85
2004/05             98

A negative entitlement means no B.C. Equalization payments

Source: Finance Canada historical estimates; BC Ministry of Finance
        2001/02 to 2004/05 forecasts

B.C.'s recent status as a recipient province is not unprecedented. B.C. received Equalization payments in the first five years of the program (1957/58 - 1961/62). However, at that time, only three tax bases were included in the formula (succession duties and personal and corporation income taxes), and the standard was the average yield of the two wealthiest provinces (at that time, Ontario and B.C.). In

--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

                                    TOPIC BOX                                 47
--------------------------------------------------------------------------------


terms of the modern program (full range of tax bases, five-province standard), B.C. also came close to receiving Equalization in the mid-1980s.

INTERACTION BETWEEN CHST AND EQUALIZATION

Because B.C. is receiving Equalization, its CHST cash is reduced from what it would have been had the province retained its non-recipient status. This is a result of the CHST allocation formula that ensures that those provinces receiving Equalization payments are not compensated twice for their relatively weaker tax bases.

CHART 3  B.C. EQUALIZATION/CHST NET TRANSFERS

              Equalization
              entitlement       CHST offset     Net transfer
              ------------      -----------     ------------
                                 $ million
1999/00            94                -82              12
2000/01             0                  0               0
2001/02            32                -15              17
2002/03           285               -185             100
2003/04           355               -205             150
2004/05           415               -190             225

Source: Finance Canada historical estimates; BC Ministry of Finance
        2001/02 to 2004/05 forecasts


In 1999/00 and 2001/02, B.C.'s Equalization entitlements were almost completely offset by CHST declines, so the net fiscal impact is minimal (see Chart 3). This is due to the low amount of B.C.'s Equalization entitlement for those two years. As Equalization entitlement increases, the relative size of the CHST offset declines.

THE ESTIMATION PROCESS

Estimates of payment amounts are calculated by the federal government twice per year and, for any given year, are not finalized until 30 months after the end of the fiscal year. For example, federal estimates of Equalization entitlements for 2002/03 will be calculated twice per year, starting in February/March 2002, and will not be finalized until September/October 2005. With each new calculation, payments are adjusted to reflect earlier over- or under-payments.

This lag between the fiscal year-end and the final Equalization estimates reflects the time it takes to obtain actual data for the approximately 400 variables required for the very complex Equalization formula. Since preliminary federal estimates are based on data from previous years, Equalization entitlements can change significantly over the three and half year period. For example, B.C.'s Equalization entitlement for 1999/00 is currently over $1 billion higher than initially estimated in February 1999 (see Chart 4).

The main reason for the shift in February 2002 (from the 6th to the 7th estimate) was a methodological change by Statistics Canada to data used in the Equalization formula to measure the property tax base.

The volatility of Equalization estimates from one estimate to the next, and from one year to the next, has several sources:

-   Changes in relative provincial economic circumstances.

- Policy changes, such as provincial tax increases or decreases, which can affect the national average tax rate.

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48                                    TOPIC BOX
--------------------------------------------------------------------------------


- Changes in data used in the formula (e.g. availability of new data, adjustments or updates to existing data; and methodological changes).

- Changes in the Equalization formula itself. The Equalization program must be renewed, through federal legislation, every five years and the current five-year cycle ends March 31, 2004. The federal government typically introduces changes to the Equalization formula at the beginning of each renewal period.

CHART 4  B.C.'S 1999/00 EQUALIZATION ENTITLEMENT

              $ million
              ---------
1st   Feb/99     -939
2nd              -964
3rd   Feb/00     -493
4th              -554
5th   Feb/01     -281
6th              -304
7th   Feb/02       94
Final Oct/02   To be determined

Source: Finance Canada official estimates


--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

--------------------------------------------------------------------------------

APPENDIX: FINANCIAL RESULTS
          FOR THE THREE MONTHS ENDED JUNE 30, 2002

First Quarterly Report 2002/03                                    September 2002

--------------------------------------------------------------------------------


TABLE A.1              OPERATING RESULTS

TABLE A.2              CONSOLIDATED REVENUE FUND REVENUE BY SOURCE

TABLE A.3              CONSOLIDATED REVENUE FUND EXPENDITURE BY MINISTRY

TABLE A.4              CROWN CORPORATION AND AGENCY RESULTS

TABLE A.5              CAPITAL EXPENDITURES

TABLE A.6              CAPITAL EXPENDITURE PROJECTS GREATER THAN $50 MILLION

TABLE A.7              PROVINCIAL DEBT OUTSTANDING

TABLE A.8              MAIN REVENUE ASSUMPTIONS AND SENSITIVITIES --
                       CONSOLIDATED REVENUE FUND

TABLE A.9              MAIN EXPENDITURE ASSUMPTIONS AND SENSITIVITIES --
                       CONSOLIDATED REVENUE FUND

TABLE A.10             CROWN CORPORATION ASSUMPTIONS AND SENSITIVITIES

TABLE A.11             STATEMENT OF FINANCIAL POSITION

TABLE A.12             FULL-TIME EQUIVALENTS (FTES) -- UPDATED FORECAST


--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

50                                    APPENDIX
--------------------------------------------------------------------------------


TABLE A.1 OPERATING RESULTS
          for the Three Months Ended June 30, 2002
          (UNAUDITED)

                                                                                         2002/03
                                                                              --------------------------------    Actual
                                                                              Budget(1)    Actual   Variance(2)  2001/02(3)
------------------------------------------------------------------------------------------------------------------------
                                                                                           ($ millions)
CONSOLIDATED REVENUE FUND (CRF):
  Revenue                                                                        5,250      5,360       110       5,467
  Expenditure                                                                   (6,612)    (6,249)      363      (6,174)(4)
                                                                               --------   --------    -----     --------
  CRF BALANCE                                                                   (1,362)      (889)      473        (707)
                                                                               --------   --------    -----     --------
CROWN CORPORATIONS AND AGENCIES:
  Taxpayer-supported                                                               (37)         7        44          19
  Self-supported commercial                                                        (25)        82       107          73
                                                                               --------   --------    -----     --------
  CROWN CORPORATION AND AGENCY NET RESULTS                                         (62)        89       151          92
                                                                               --------   --------    -----     --------
(DEFICIT) SURPLUS BEFORE JOINT TRUSTEESHIP                                      (1,424)      (800)      624        (615)
  Joint trusteeship (one-time adjustment)                                          -           -         -        1,464(4)
                                                                               --------   --------    -----     --------
(DEFICIT) SURPLUS                                                               (1,424)      (800)      624         849
                                                                               --------   --------    -----     --------
                                                                               --------   --------    -----     --------

(1) Figures reflect three-month allocations of the full-year budget based on planned activities and seasonal patterns.

(2) 2002/03 actual less 2002/03 budget

(3) Restated to be consistent with the presentation used in 2002/03. The change primarily reflects the inclusion of Forest Renewal BC's revenue and expenditures as part of the CRF. The effect of the change on the CRF is a $3-million increase to revenue and a $40-million increase to expenditure, resulting in a $37-million increase to the CRF negative balance. The CRF effect is offset by a $37-million decrease in the taxpayer-supported Crown corporation net losses. There is no change to the 2001/02 surplus from this restatement.

(4) In addition to the FRBC restatement, CRF expenditures for 2001/02 have been increased by $15 million to reflect the reclassification of the amortization of unfunded pension liabilities as part of joint trusteeship which is shown as an adjustment to the summary accounts bottom line. The joint trusteeship adjustment was also increased an additional $169-million to reflect updated actuarial valuation information. The impact of this restatement is a $169-million increase to the 2001/02 first quarter surplus.












--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

                                    APPENDIX                                  51
--------------------------------------------------------------------------------

TABLE A.2 CONSOLIDATED REVENUE FUND REVENUE BY SOURCE for the Three Months Ended June 30, 2002
          (UNAUDITED)

                                                                                         2002/03
                                                                              --------------------------------     Actual
                                                                              Budget(1)   Actual(2)  Variance(3)  2001/02(4)
------------------------------------------------------------------------------------------------------------------------
                                                                                           ($ millions)
TAXATION:
  Personal income                                                              1,195       1,195         -       1,115
  Corporation income                                                             217         217         -         317
  Social service                                                                 969         965        (4)        912
  Other                                                                          840         892        52         832
                                                                              --------   --------    -----     --------
                                                                               3,221       3,269        48       3,176
                                                                              --------   --------    -----     --------
NATURAL RESOURCES:
  Petroleum, natural gas and minerals                                            324         290       (34)        478
  Forests                                                                        116         127        11         124
  Columbia River Treaty                                                           16          17         1         194
  Water resources, WILDLIFE ACT and other                                         66          63        (3)         77
                                                                              --------   --------    -----     --------
                                                                                 522         497       (25)        873
                                                                              --------   --------    -----     --------
OTHER REVENUE:
  Medical Services Plan premiums                                                 316         324         8         237
  Other                                                                          191         202        11         218
                                                                              --------   --------    -----     --------
                                                                                 507         526        19         455
                                                                              --------   --------    -----     --------
CONTRIBUTIONS FROM GOVERNMENT ENTERPRISES:
  Liquor Distribution Branch                                                     143         151         8         144
  British Columbia Lottery Corporation                                           111         138        27         113
  Bristish Columbia Hydro and Power Authority                                     -           -         -           -
  Other                                                                           -           -         -           -
                                                                              --------   --------    -----     --------
                                                                                 254         289        35         257
CONTRIBUTIONS FROM THE FEDERAL GOVERNMENT:
  Canada health and social transfer                                              701         655       (46)        662
  Equalization                                                                    -           82        82          -
  Other                                                                           45          42        (3)         44
                                                                              --------   --------    -----     --------
                                                                                 746         779        33         706
                                                                              --------   --------    -----     --------
TOTAL REVENUE                                                                  5,250       5,360       110       5,467
                                                                              --------   --------    -----     --------
                                                                              --------   --------    -----     --------

(1) Figures reflect three-month allocations of the full-year budget based on planned activity and seasonal patterns.

(2) Actual figures for 2002/03 exclude $192 million of dedicated revenue collected on behalf of, and transferred to, BC Transit, BC Ferries, BC Transportation Financing Authority, Greater Vancouver Transportation Authority (TRANSLINK ), BC Oil and Gas Commission, Tourism BC and other entities.

(3) 2002/03 actual less 2002/03 budget.

(4) For comparative purposes, the figures have been restated to be consistent with the presentation used in 2002/03. The change primarily reflects the inclusion of Forest Renewal BC's revenue in the CRF. The effect of the change is a $3-million increase to the 2001/02 revenue.





--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

52                                    APPENDIX
--------------------------------------------------------------------------------


TABLE A.3 CONSOLIDATED REVENUE FUND EXPENDITURE BY MINISTRY for the Three Months Ended June 30, 2002
          (UNAUDITED)

                                                                                         2002/03
                                                                              --------------------------------    Actual
                                                                              Budget(1)    Actual   Variance(2)  2001/02(3)
------------------------------------------------------------------------------------------------------------------------
                                                                                           ($ millions)
Legislation                                                                       10          10          -          7
Officers of the Legislature                                                       11           6         (5)        20
Office of the Premier                                                             12           9         (3)        13
Advanced Education                                                               449         445         (4)       444
Agriculture, Food and Fisheries                                                   24          23         (1)        14
Attorney General                                                                 134         121        (13)       127
Children and Family Development                                                  390         371        (19)       353
Community, Aboriginal and Women's Services                                       148         130        (18)       139
Competition, Science and Enterprise                                               15           8         (7)        20
Education                                                                      1,442       1,428        (14)     1,355
Energy and Mines                                                                  14          13         (1)        18
Finance                                                                            6           5         (1)         8
Forests                                                                          118          95        (23)       141
Health Planning                                                                    4           3         (1)         7
Health Services                                                                2,680       2,572       (108)     2,345
Human Resources                                                                  450         406        (44)       452
Management Services                                                               12          11         (1)        14
Provincial Revenue                                                                11           8         (3)        16
Public Safety and Solicitor General                                              126         116        (10)       120
Skills Development and Labour                                                      6           6          -          6
Sustainable Resource Management                                                   23          24          1         28
Transportation                                                                   182         174         (8)       187
Water, Land and Air Protection                                                    37          32         (5)        76
Management of Public Funds and Debt                                              226         161        (65)       196
BC Family Bonus                                                                   24          24          -         37
Government Restructuring (All Ministries)                                         38          28        (10)        -
Other Appropriations (4)(5)                                                       20          20          -         31
                                                                              --------   --------      -----    --------
TOTAL EXPENDITURE                                                              6,612       6,249        (363)    6,174
                                                                              --------   --------      -----    --------
                                                                              --------   --------      -----    --------

(1) 2002/03 actual less 2002/03 budget.

(2) Figures reflect three-month allocations of the full-year budget based on planned activities and seasonal patterns.

(3) Figures have been restated to reflect the government organization as of June 30, 2002. For comparative purposes, 2001/02 expenditure has been increased $40 million to include Forest Renewal BC expenditures, and $15 million to reflect the reclassification of the amortization of unfunded pension liabilities as part of joint trusteeship which is shown as an adjustment to the summary accounts bottom line.

(4) Charges to the Contingencies vote have been allocated to individual ministry spending.

(5) Other Appropriations include the Contingencies (All Ministries) and New Programs Vote, the Commissions on Collection of Public Funds and
    Allowance for Doubtful Accounts Vote, the Environmental Assessment Office Vote, the Environmental Boards and Forest Appeals Commission Vote, the Forest Practices Board Vote, the Public Sector Employers' Council Vote, Seismic Mitigation Vote, the Insurance and Risk Management Special Account, the Unclaimed Property Special Account, and other appropriations.






--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

                                    APPENDIX                                  53
--------------------------------------------------------------------------------


TABLE A.4 CROWN CORPORATION AND AGENCY RESULTS for the Three Months Ended June 30, 2002
          (UNAUDITED)

                                                                                         2002/03
                                                                              --------------------------------    Actual
                                                                              Budget(1)    Actual   Variance(2)  2001/02(3)
------------------------------------------------------------------------------------------------------------------------
                                                                                           ($ millions)
TAXPAYER-SUPPORTED:
  British Columbia Buildings Corporation                                           9          13          4         10
  British Columbia Ferry Corporation                                               5          12          7          8
  BC Transportation Financing Authority                                          (12)         (4)         8         30
  552513 British Columbia Ltd (Skeena Cellulose)                                   -           -          -        (13)
  Other(4)                                                                        (9)         (7)         2          1
                                                                              --------   --------      -----    --------
                                                                                  (7)         14         21         36
  LESS: Accounting adjustments(5)                                                (30)         (7)        23        (17)
                                                                              --------   --------      -----    --------
  TAXPAYER-SUPPORTED NET RESULTS                                                 (37)          7         44         19
                                                                              --------   --------      -----    --------
SELF-SUPPORTED COMMERCIAL:
  British Columbia Hydro and Power Authority                                      13          40         27         74
  Liquor Distribution Branch                                                     143         151          8        144
  British Columbia Lottery Corporation                                           157         178         21        151
  British Columbia Railway Company                                                 4         (51)       (55)        (4)
  Insurance Corporation of British Columbia                                      (54)          9         63        (31)
  Other                                                                            1           1          -          1
                                                                              --------   --------      -----    --------
                                                                                 264         328         64        335
  LESS: Contributions paid to CRF                                               (254)       (289)       (35)      (257)
        Accounting adjustments(6)                                                (35)         43         78         (5)
                                                                              --------   --------      -----    --------
  SELF-SUPPORTED COMMERCIAL NET RESULTS                                          (25)         82        107         73
                                                                              --------   --------      -----    --------
CROWN CORPORATION AND AGENCY NET RESULTS                                         (62)         89        151         92
                                                                              --------   --------      -----    --------
                                                                              --------   --------      -----    --------

(1) Figures reflect three-month allocations of the full-year budget based on planned activities and seasonal patterns.

(2) 2002/03 actual less 2002/03 budget.

(3) Restated to be consistent with the presentation used in 2002/03. The
    change   primarily reflects the inclusion of Forest Renewal BC's revenue
    and   expenditures as part of the CRF. The effect of the change is the
    elimination   of FRBC's $37-million loss, resulting in a positive impact
    on the net results   of taxpayer-supported Crown corporations.

(4) Includes BC Pavilion Corporation, BC Assessment Authority, BC Securities Commission, the Oil and Gas Commission and other Crown corporations and agencies.

(5) Primarily includes the amortization of the cost of highways transferred
    to the   BC Transportation Financing Authority in 1998/99.

(6) Primarily reflects adjustments to account for differences between the
    fiscal   year-ends of the government and BC Rail and ICBC, and transfers
    of BC Lottery   revenue to charities and local governments. The 2002/03
    adjustment includes a   reversal of $65 million in additional
    restructuring costs incurred by BC Rail   during the January March 2002
    period because these costs were included in the   2001/02 summary
    accounts results.

--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

54                                    APPENDIX
--------------------------------------------------------------------------------


TABLE A.5 CAPITAL EXPENDITURES
          for the three Months Ended June 30,2002
          (UNAUDITED)

------------------------------------------------------------------------------------------------------------------------
                                                                                         2002/03
                                                                              --------------------------------    Actual
                                                                              Budget(1)    Actual   Variance(2)  2001/02
------------------------------------------------------------------------------------------------------------------------
                                                                                           ($ millions)

TAXPAYER-SUPPORTED
   Education                                                                    82          61        (21)        53
   Health(3)                                                                    28          27         (1)        31
   BC Transportation Financing Authority                                        51          40        (11)        67
   British Columbia Ferry Corporation                                           26          14        (12)         7
   Rapid Transit Project 2000(3)                                                29          22         (7)        59
   Government operating (ministries)                                            42          21        (21)         1
   Other(4)                                                                     34          18        (16)        45
                                                                               --------   --------    -------   ----
 TOTAL TAXPAYER-SUPPORTED                                                      292         203        (89)       283
                                                                               --------   --------    -------   ----
SELF-SUPPORTED COMMERCIAL
   British Columbia Hydro and Power Authority                                  142         160          18       105
   British Columbia Railway Company                                             17          17           -        22
   Columbia River power projects(5)                                             20          12         (8)        56
   Insurance Corporation of British Columbia(6)                                 32          19        (13)        20
   British Columbia Lottery Corporation                                          9           9           -         3
   Liquor Distribution Branch                                                    7           2         (5)         6
                                                                               --------   --------    --------- ----
   TOTAL SELF-SUPPORTED COMMERCIAL                                             227         219         (8)       212
                                                                               --------   --------    ---------  ---
   TOTAL CAPITAL EXPENDITURES                                                  519         422        (97)       495
                                                                               --------   --------    ---------  ---
                                                                               --------   --------    ---------  ---
--------------------------------------------------------------------------------------------------------------------

(1) Reflects three-month allocations of the full-year budget based on planned activities and seasonal patterns.

(2)  2002/03 actual less 2002/03 budget.

(3) Net of expenditures by hospital districts for cost-shared projects and capital spending on behalf of, and recovered from, the Greater Vancouver Transportation Authority (TRANSLINK).

(4) Includes BC Housing Management Commission, Provincial Rental Housing Corporation, BC Buildings Corporation, Ministry of Attorney General, Ministry of Public Safety and Solicitor General, Ministry of Children and Family Development, BC Transit and the Pacific National Exhibition.

(6)  Columbia Power Corporation and Columbia Basin Trust.

(7)  Includes ICBC Properties Ltd.





--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

                                    APPENDIX                                  55
--------------------------------------------------------------------------------


TABLE A.6 CAPITAL EXPENDITURE PROJECTS GREATER THAN $50 MILLION

NOTE: INFORMATION IN BOLD TYPE DENOTES CHANGES FROM THE FEBRUARY 19 BUDGET

-----------------------------------------------------------------------------------------------------------------------------------


                                                                              Estimated     Estimated
                                                  Forecast    Cumulative      Spending      Cumulative        Total        Total
                                         Start   Completion   Spending at     April 1 to    Spending at      Project      Project
Project                                  Date       Date     Mar. 31, 2002(1) + June 30  = June 30, 2002    Budget(2)   Forecast(2)
--------------------------------------------------------------------------------------------------------------------------------
                                                                            $ millions

ADVANCED EDUCATION FACILITIES
 UBC - LIFE SCIENCES CENTRE             APR. 2002    SEPT. 2004      -            -             -             110          110
-------------------------------------------------------------------------------------------------------------------------------
HEALTH FACILITIES
 Vancouver General Hospital,
  Jim Pattison Pavilion                Sept. 2000     JAN. 2005(3)  36            4             40            156          156
 Prince George Regional Hospital      Spring 2001     Mar. 2004     20            3             23             50           50
 Fraser Valley Health
 Centre/Eastern
  Fraser Valley Cancer Clinic          April 2001     Mar. 2007      1            1              2            211          211
                                                                 --------  ----------         ------      --------       -----
  Total health facilities                                           57            8             65            417          417
-------------------------------------------------------------------------------------------------------------------------------
TRANSPORTATION
 Vancouver Island Highway                     1991    Dec. 2002  1,253            4          1,257          1,294(4)     1,278
 TRANS CANADA HIGHWAY -
  5 MILE (YOHO) BRIDGE                    MAY 1999    OCT. 2005     11            2             13             38(5)        38(5)
 Nisga'a Highway                         Aug. 1998    Fall 2005     18            2             20             52           52
 SKYTRAIN Extension - Phase 1           Sept. 1998    Dec. 2002  1,007           18          1,025          1,167        1,127
 SKYTRAIN Systems Upgrades(6)            Oct. 1999    June 2002     74            1             75             94           87
 SKYTRAIN Fleet Expansion(6)             Oct. 1998    Mar. 2002     65            -             65             68           68
                                                               --------   ----------        -------      --------        -----
  Total transportation                                           2,428           27          2,455          2,713        2,650
-------------------------------------------------------------------------------------------------------------------------------
POWER GENERATION
 British Columbia Hydro and
 Power Authority
 - Burrard Upgrade
   (including 6 selective
   catalytic reduction systems)(7)       June 1993    MAR. 2004    177            2            179            222          220
 - Georgia Strait
   Pipeline Crossing(8)                 April 2000(9) Oct. 2004     18            2             20            131          170
 - Vancouver Island Generation
   Project                              April 2000(9) Nov. 2004     24           25             49            370(10)      370(10)
 - Addition of Fourth Generating
   Unit at Seven Mile Dam                Feb. 1995    Mar. 2003     41           10             51             97           93
 - SEVEN MILE DAM SAFETY
   IMPROVEMENTS                          JUNE 1999    MAR. 2005     11            2             13            100          100
 Arrow Lakes Power Company(11)
 - Arrow Lakes Generating Station        Feb. 1999    Dec. 2002    260            4            264            270          270
                                                               --------    --------          -----       --------        ------
 Total power generation                                            531           45            576          1,190        1,223
-------------------------------------------------------------------------------------------------------------------------------
OTHER
 ICBC Properties Ltd.
 - Surrey City Centre                   Sept. 1999    Jan. 2003    169           17            186           253            253
-------------------------------------------------------------------------------------------------------------------------------

(1)  Total expenditures since commencement of each project.

(2)  Represents sum of annual budgeted expenditures to complete each project.

(3) Project components were completed starting in December 2000 and will continue over the next three years.

(4) The budget was decreased by $14 million to reflect a reduction in the scope of the project.

(5) Amount represents the provincial portion of this cost-shared project with the federal government. Total project budget is $61 million.

(6) Funds for these projects are fully recovered from the Greater Vancouver Transportation Authority (TRANSLINK ).

(7) Burrard generating station upgrade includes installation of Selective Catalytic Reduction (SCRs) systems on all 6 generating units. SCRs reduce emissions from the units and are required to meet the air quality standards for the Greater Vancouver Regional District.

(8) Project co-sponsored with a private sector company. The amounts shown represent BC Hydro's 50 per cent share of the costs; however, only partial funding has been approved to date.

(9) Initial planning, preliminary field work and engineering design costs. Physical construction will begin at a later date.

(10) In May 2002, a proposed private sector partnership to develop this project was terminated. The total budget and revised forecast amounts have been increased to reflect BC Hydro's 100 per cent ownership of the project.

(11) A joint venture of the Columbia Power Corporation and the Columbia Basin Trust.





--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

56                                    APPENDIX
--------------------------------------------------------------------------------


TABLE A.7 PROVINCIAL DEBT(1) OUTSTANDING
              For the Three Months Ended June 30, 2002
              (UNAUDITED)

----------------------------------------------------------------------------------------------------------------------------------

                                             Debt                             Debt Outstanding      Variance           Debt
                                           Outstanding        Net               June 30, 2002      Above/(Below)    Outstanding
                                          March 31, 2002 +   Change(2)  =   ---------------------   Budget         June 30, 2001(4)
                                                                             Actual    Budget (3)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                ($ millions)
TAXPAYER-SUPPORTED DEBT
 Provincial government direct operating           13,789          770       14,559         15,055     (496)              12,347
                                              -----------      -------     ---------      -------    -------             ------
 Education facilities
  Schools                                          4,092           40        4,132          4,180      (48)               3,909
  Post-secondary institutions                      1,425            5        1,430          1,495      (65)               1,402
                                                -----------      -------     ---------     ---------   -------            -----
                                                   5,517           45        5,562          5,675     (113)               5,311
                                                -----------      -------     ---------     ---------   -------             ----
 Health facilities                                 1,920           19        1,939          1,981      (42)               1,810
                                                -----------      -------     ---------     ---------   -------             ----
 Highways, ferries and public transit
   BC Transportation Financing Authority           2,514         (14)        2,500          2,575      (75)               2,204
   British Columbia Ferry Corporation                 19          (1)           18             32      (14)                  20
   British Columbia Transit                           79           2            81             87       (6)                  78
   Public transit                                    936           -           936            939       (3)                 944
   SKYTRAIN extension                              1,044          31         1,075          1,100      (25)                 896
   Rapid Transit Project 2000 Ltd                     47        (42)             5              3         2                 115
                                                -----------      -------     ---------     ---------   -------           ------
                                                   4,639         (24)        4,615          4,736     (121)               4,257
                                                -----------      -------     ---------     ---------   -------           ------
Other
 British Columbia Buildings Corporation              596         (85)           511           553      (42)                 558
 552513 British Columbia Ltd.
  (Skeena Cellulose Inc.)                              -            -             -             -         -                 351
 Social housing (5)                                  299         (37)           262           251        11                 264
 Homeowner Protection Office                         113            4           117           120       (3)                  82
 Universities and colleges - fiscal agency loans     114          (2)           112           114       (2)                 120
 Other (6)                                           188            1           189           166        23                 281
                                                -----------      -------     ---------     ---------   -------            -----
                                                   1,310        (119)         1,191         1,204      (13)               1,656
                                                -----------      -------     ---------     ---------   -------            -----
TOTAL TAXPAYER-SUPPORTED DEBT                     27,175          691        27,866        28,651     (785)              25,381
                                                -----------      -------     ---------     ---------   -------           ------
SELF-SUPPORTED DEBT
 Commercial Crown corporations and agencies
   British Columbia Hydro and Power Authority      6,863          284         7,147         7,398     (251)               6,696
   British Columbia Railway Company                  614          (9)           605           635      (30)                 612
   Columbia River power projects (7)                 120          (1)           119           119         -                  92
   Columbia Power Corporation                         64         (40)            24            48      (24)                  54
   Liquor Distribution Branch                         13            -            13            13         -                   2
                                                -----------      -------     ---------     ---------   --------           -----
                                                   7,674          234         7,908         8,213     (305)               7,456
 Warehouse borrowing program                       1,067          397         1,464           730       734               1,060
                                                -----------      -------     ---------     ---------   --------           -----
TOTAL SELF-SUPPORTED DEBT                          8,741          631         9,372         8,943       429               8,516
                                                -----------      -------     ---------     ---------   ---------          -----
TOTAL PROVINCIAL DEBT                             35,916        1,322        37,238        37,594     (356)              33,897
                                                -----------      -------     ---------     ---------   ---------         ------
                                                -----------      -------     ---------     ---------   ---------         ------
-------------------------------------------------------------------------------------------------------------------------------

(1) Debt includes provincial government direct debt, fiscal agency loans, other debt that has been guaranteed by the provincial government, and certain other debt that is not provincially guaranteed.

(2) Gross new long-term borrowing plus net change in short-term debt outstanding, less sinking fund contributions, sinking fund earnings and net maturities of long-term debt (after deduction of sinking fund balances for maturing issues).

(3) Reflects three-month allocation of the full-year budget based on planned activities and seasonal patterns.

(4) Restated to include vehicle lease obligations of $45 million.

(5) Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation.

(6) Includes student assistance loans.

(7) Includes joint ventures of the Columbia Power Corporation and the Columbia Basin Trust.





--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

                                    APPENDIX                                  57
--------------------------------------------------------------------------------


TABLE A.8 MAIN REVENUE ASSUMPTIONS AND SENSITIVITIES - CONSOLIDATED
          REVENUE FUND

------------------------------------------------------------------------------------------------------------------------
Revenue Source and Assumptions                          2002/03                         2002/03 Full-Year
    ($ millions)                            ---------------------------------             Sensitivities
                                            Budget Estimate  Updated Forecast
-----------------------------------------------------------------------------------------------------------------------
PERSONAL INCOME TAX                                  $4,854            $4,804
 B.C. personal income growth                           2.0%              2.4%           +/-1% change in 2002 B.C. personal
                                                                                        income growth equals +/-$50 to $100 million.
 B.C. tax base growth                                  2.5%              2.9%
 Includes Budget 2002 measures:
  Increase the sales tax credit                        -$20              -$20
  Increase disability tax credits                       -$4               -$4
  B.C. Family bonus adjustments                         +$3               +$3
Prior-year assessments:
 2001 personal income growth                           2.2%               2.6%          +/-01% change in 2001 effective yield
                                                                                        equals +/-$90 million one-time and +/-$90
                                                                                        million revenue-base change.

2001 tax-base growth                                   2.2%               2.6%

A correction of a recent federal error in the calculation of personal income tax remittances to B.C. has been factored into the revenue forecast for 2002/03 and onwards. The federal government has recently forgiven the potential liability for the 1997 to 1999 tax years.
-------------------------------------------------------------------------------------------------------------------------------
CORPORATION INCOME TAX                                 $779               $924
 National tax base growth                            -10.0%              -0.5%          +/-1% change in the 2002 national tax
                                                                                        base equals +/-$10 to $15 million.

 B.C. instalment share                                 9.5%               9.5%
 B.C. corporate profits growth                        -7.5%              -2.4%         +/-1% change in the 2002 B.C. tax
                                                                                        base equals +/-$10 to $15 million
                                                                                        in 2002/2003.
 B.C. general tax rate                                13.5%              13.5%
 Includes Budget 2002 measure
  of raising the small business
  taxable income threshold                             -$10               -$10
 Prior-year adjustment:                               -$152               -$67

Revenue is recorded on a cash basis. Due to lags in the federal collection and instalment systems, changes to the B.C. corporate profits and tax base forecasts affect revenue in the succeeding year. For example, 2002/03 instalments from the federal government are based on B.C.'s share of the national tax base for the 2000 tax-year (assessed as of December 31,
2001) and a forecast of the 2002 national tax base.
------------------------------------------------------------------------------------------------------------------------------
SOCIAL SERVICE TAX                                   $3,802            $3,812
 Consumer expenditure growth                           3.2%              4.6%           +/-1% change equals up to +/-$30 million.
 Machinery and equipment spending growth               2.3%              0.0%           +/-1% change equals up to +/-$10 million.
 Other final demand                                   n.a.             -0.7%           +/-1% change in other expenditure equals
                                                                                        up to +/-$20 million.
 Includes Budget 2002 measures:
  Various exemptions/refunds                           -$17              -$19
  General rate increased to 7.5%                      +$250             +$250
------------------------------------------------------------------------------------------------------------------------------
OTHER TAXES                                          $3,150            $3,232
 Nominal GDP growth                                    1.0%              1.9%           +/-1% change in nominal GDP equals
                                                                                        +/-$30 to $35 million.
 Real GDP growth                                       0.6%              1.4%           Individual sources depend on other
                                                                                        factors, e.g. property transfer taxes
                                                                                        depend on real estate sales.
------------------------------------------------------------------------------------------------------------------------------
PETROLEUM, NATURAL GAS AND MINERALS                  $1,370            $1,312
  Natural gas price ($Cdn/gigajoule)                  $3.65             $3.45           +/-$50 change in the natural gas price
                                                                                        equals +/-$125 to $175 million.

 Natural gas volumes (annual                           3.8%              1.9%           +/-1% change in natural gas volumes
  per cent change)                                                                      equals +/-$5 to $15 million.

 Auctioned land base (000 hectares)                     653               610           +/-5% change in price or volume of land
                                                                                        sales equals +/-$11.


 Average bid price/hectare ($)                         $375              $350
------------------------------------------------------------------------------------------------------------------------------





------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

58                                    APPENDIX
------------------------------------------------------------------------------

TABLE A.8 MAIN REVENUE ASSUMPTIONS AND SENSITIVITIES - CONSOLIDATED REVENUE
          FUND - CONTINUED

------------------------------------------------------------------------------------------------------------------------------
       Revenue Source and Assumptions                          2002/03                             2002/03 Full-Year
           ($ millions)                           ---------------------------------                 Sensitivities
                                                   Budget Estimate  Updated Forecast
------------------------------------------------------------------------------------------------------------------------------
FORESTS                                              $1,145            $1,080
 SPF 2x4 price ($US/1000 bd ft,                        $250              $249           +/-US$50 change in SPF price equals
 (calendar year average)                                                                +/-$125 to 150 million.

 Hemlock price ($US/1000 bd ft,                        $600              $600           +/-US$100 change in hemlock price equals
  calendar year average)                                                                +/-$15 to $25 million.

 Pulp price ($US/tonne, calendar year                  $500              $458           +/-US$50 change in pulp price equals
  average)                                                                              +/-10 to $15 million.

 Interior Crown harvest volumes                        44.0              45.0           +/-10% change in interior harvest volumes
  (million cubic metres)                                                                equals +/-$60 to $100 million.

 Coastal Crown harvest volumes                         14.0              13.0           +/-10% change in Coastal harvest volumes
  (million cubic metres)                                                                equals +/-$20 to $30 million.

Countervail and anti-dumping duties have the effect of reducing the industrial producer price indices (published by Statistics Canada) and stumpage rates.
-----------------------------------------------------------------------------------------------------------------------
COLUMBIA RIVER TREATY SALES                             $85               $90
 Annual quantity  fixed by treaty                       2.5               2.5
  (million mega-watt hours)

 Market prices (annual per cent                      -69.2%            -66.5%           +/-10% change in average selling price
  change)                                                                               equals  +/-$5 to $15 million.

 Based on BC Hydro's July 2002
 outlook for forward prices
-----------------------------------------------------------------------------------------------------------------------
OTHER SOURCES: FEES, LICENCES AND                    $2,194            $2,187
  MISCELLANEOUS
 Real GDP                                              0.6%              1.4%
 Nominal GDP                                           1.0%              1.9%
 Population                                            0.8%              0.9%
 MSP Premiums                                        $1,299            $1,309           +/-1% change in population growth equals up
                                                                                        to +/-$15 million in MSP premiums.

 Other fees and licences                               $652              $639
 Investment earnings and other                         $243              $239
  miscellaneous revenue
-----------------------------------------------------------------------------------------------------------------------
CONTRIBUTIONS FROM GOVERNMENT                        $1,420            $1,489         See Table A.10 for assumptions and
 ENTERPRISES - BASED ON                                                               sensitivities for the
 BUSINESS SERVICE PLANS                                                               Crown corporations.
 -----------------------------------------------------------------------------------------------------------------------

CANADA HEALTH AND SOCIAL TRANSFER                    $2,805            $2,620
 (CHST)

National cash ($ billion)                             $18.6             $18.6          Due to the interactions between the CHST and
                                                                                       Equalization programs, the sensitivities
                                                                                       reflect the combined  fiscal effect on both
National tax points ($ billion)                       $16.4             $16.8          revenue sources.

B.C. entitlement (share of national                   13.1%             13.2%
 population)                                                                           +/-0.1% change in B.C.'s population share
                                                                                       equals +/-$15 to 20 million.
B.C. tax point offset ($ billion)                     -$1.8             -$1.8

Associated equalization tax point                        --             -$0.3
  offset ($billion)                                                                    1% increase (decrease) in B.C. basic federal
                                                                                       tax (BFT) and no change in other
                                                                                       provincial/territorial BFT
                                                                                       decreases (increases) revenue by $40 to
                                                                                       $60 million.
EQUALIZATION                                             $0              $285          +/-1% change in national BFT and no
                                                                                       change in B.C. BFT equals +/-$15 to
                                                                                       $85 million.
----------------------------------------------------------------------------------------------------------------------------------


                         FIRST QUARTERLY REPORT 2002/03

                                    APPENDIX                                59
------------------------------------------------------------------------------

TABLE A.9 MAIN EXPENDITURE ASSUMPTIONS AND SENSITIVITIES -- CONSOLIDATED REVENUE FUND

----------------------------------------------------------------------------------------------------------------------------------
Ministry Programs and Assumptions                  2002/03               2002/03 Full-Year Sensitivities and
                                        ---------------------------------            Forecast Details
                                        Budget Estimate  Updated Forecast
----------------------------------------------------------------------------------------------------------------------------------

ADVANCED EDUCATION                       1,900           UNCHANGED
$ MILLIONS

STUDENT SPACES                           157,500         UNCHANGED       THE NUMBER OF STUDENT SPACES MAY VARY DEPENDING ON THE
                                                                         TUITION FEE POLICIES ADOPTED BY
(# OF FTES)                                                              POST-SECONDARY INSTITUTIONS.

DEBT SERVICE COSTS -                     145             UNCHANGED       A 1% CHANGE IN INTEREST RATES AFFECTS
$ MILLIONS                                                               ANNUAL DEBT SERVICE
                                                                         COSTS BY APPROXIMATELY $1.8 MILLION.

STUDENT LOANS AUTHORIZED -               143             UNCHANGED       A 1% CHANGE IN INTEREST RATES AFFECTS ANNUAL COSTS BY
$ MILLIONS                                                               APPROXIMATELY $3.6 MILLION.

LOANS AND GRANTS - VOLUME (#)            71,740          UNCHANGED       A 1% CHANGE IN DEMAND AFFECTS COSTS BY $1.4 MILLION.
----------------------------------------------------------------------------------------------------------------------------------
ATTORNEY GENERAL                         556             UNCHANGED
$ MILLIONS

CRIMINAL CASELOAD - VOLUME (#)           125,000         UNCHANGED       A 10% CHANGE IN CRIMINAL CASELOAD LEVEL AFFECTS COST BY
                                                                         APPROXIMATELY $9 MILLION ANNUALLY.

CIVIL COURT HOURS - VOLUME (#)           72,900          UNCHANGED       A 10% CHANGE IN THE NUMBER OF CIVIL COURT HOURS AFFECTS
                                                                         COSTS BY APPROXIMATELY $5 MILLION ANNUALLY.

COURT LOCATIONS (#)                      74 LOCATIONS -                  THE AVERAGE SAVINGS PER COURT CLOSURE IS $400,000.
                                         43 STAFFED;
                                         31 UNSTAFFED

STATUTORY SERVICES - CROWN               30              UNCHANGED       ACTUAL ANNUAL EXPENDITURES VARY WITH THE VOLUME/SIZE OF
PROCEEDING ACT -                                                         CLAIMS AND TIMING OF SETTLEMENTS. OVER THE PAST TEN
$ MILLIONS                                                               YEARS, THE ANNUAL COST OF SETTLEMENTS HAS VARIED FROM
                                                                         $2 MILLION TO $81 MILLION.
----------------------------------------------------------------------------------------------------------------------------------
CHILDREN AND FAMILY DEVELOPMENT          1,558           UNCHANGED
$ MILLIONS

CHILDREN-IN-CARE CASELOAD (#)            9,700           UNCHANGED       A 5% CHANGE IN CASELOAD AFFECTS ANNUAL COSTS BY
                                                                         APPROXIMATELY $14 MILLION.

COMMUNITY LIVING SERVICES                8,850           UNCHANGED       A 5% CHANGE IN CASELOAD AFFECTS ANNUAL COSTS BY
CASELOAD (#)                                                             APPROXIMATELY $30 MILLION.
----------------------------------------------------------------------------------------------------------------------------------
COMMUNITY, ABORIGINAL AND                555             UNCHANGED
WOMEN'S SERVICES
$ MILLIONS

2010 WINTER OLYMPICS BID -               2               UNCHANGED       IN JUNE, THE FEDERAL AND PROVINCIAL GOVERNMENTS
$ MILLIONS                                                               ANNOUNCED THAT THEY WOULD EACH COMMIT $310 MILLION FOR
                                                                         CORE SPORT AND EVENT VENUES IF CANADA IS CHOSEN TO HOST
                                                                         THE GAMES. A DECISION ON THE WINNING BID WILL BE MADE
                                                                         IN JULY 2003. NO FUNDING FOR HOSTING THE GAMES OR FOR
                                                                         RELATED INFRASTRUCTURE HAS BEEN INCLUDED IN THE BUDGET.
----------------------------------------------------------------------------------------------------------------------------------
EDUCATION                                4,861           UNCHANGED
$ MILLIONS

STUDENT ENROLMENT                        592,000         UNCHANGED       A 1% CHANGE IN ENROLMENT AFFECTS ANNUAL COSTS BY
(# OF FTES)                                                              APPROXIMATELY $32 MILLION.

CLASS SIZE KINDERGARTEN                  19 DISTRICT     UNCHANGED       A ONE-STUDENT PER CLASS CHANGE IN K -12 AFFECTS ANNUAL
                                         AVERAGE                         COSTS BY APPROXIMATELY $60 MILLION.

CLASS SIZE GRADES 1-3                    21 DISTRICT     UNCHANGED
                                         AVERAGE

CLASS SIZE GRADES 4-12                   30 DISTRICT     UNCHANGED
                                         AVERAGE

DEBT SERVICE COSTS -                     363             UNCHANGED       A 1% INCREASE IN INTEREST RATES AFFECTS ANNUAL DEBT
$ MILLIONS                                                               SERVICE COSTS BY $7 MILLION.
----------------------------------------------------------------------------------------------------------------------------------
ENERGY AND MINES                         50              UNCHANGED
$ MILLIONS

VANCOUVER ISLAND GAS PIPELINE AND THE    21              UNCHANGED       EACH CDN$1 PER GJ CHANGE IN THE AVERAGE NATURAL GAS
SQUAMISH RATE STABILIZATION FACILITY                                     PRICE FOR THE  FISCAL YEAR AFFECTS ANNUAL COSTS BY
- $ MILLIONS                                                             $6 MILLION.
----------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

60                                APPENDIX
------------------------------------------------------------------------------


TABLE A.9 MAIN EXPENDITURE ASSUMPTIONS AND SENSITIVITIES -- CONSOLIDATED REVENUE FUND -- CONTINUED

----------------------------------------------------------------------------------------------------------------------------------
Ministry Programs and Assumptions                  2002/03               2002/03 Full-Year Sensitivities and
                                        ---------------------------------            Forecast Details
                                        Budget Estimate  Updated Forecast
----------------------------------------------------------------------------------------------------------------------------------

FORESTS                                  621             UNCHANGED
$ MILLIONS

DIRECT FIRE FIGHTING -                   55              UNCHANGED       THE BUDGET PROVIDES FUNDING BASED ON A HISTORICAL MEDIAN
$ MILLIONS                                                               FIRE YEAR AND ASSUMES IMPLEMENTATION OF A COST-SHARED
                                                                         FIRE PROTECTION MODEL.

                                                                         DRYER THAN NORMAL WEATHER, PARTICULARLY IN THE INTERIOR,
                                                                         WOULD LIKELY AFFECT COSTS. THE ANNUAL COST OF  FIGHTING
                                                                         FOREST FIRES HAS VARIED FROM $19 MILLION TO $154 MILLION.

                                                                         B.C. EXPERIENCED NORMAL WEATHER PATTERNS IN THE  FIRST
                                                                         QUARTER AND WAS ABLE TO DEPLOY FIRE FIGHTERS TO HELP
                                                                         OREGON AND CALIFORNIA  FIGHT THE BISCUIT FIRE. HOWEVER,
                                                                         FIRE DANGER IN B.C. HAS BEEN INCREASING DUE TO SUSTAINED
                                                                         WARM WEATHER.
----------------------------------------------------------------------------------------------------------------------------------
HEALTH SERVICES                          10,205          UNCHANGED
$ MILLIONS

PHARMACARE -                             718             UNCHANGED       SAVINGS FROM IMPLEMENTATION OF INCOME TESTING FOR PLANS
$ MILLIONS                                                               A (SENIORS) AND E (UNIVERSAL) ON JANUARY 1, 2003 ARE
                                                                         EXPECTED TO OFFSET ANTICIPATED DEMAND/COST PRESSURES.

DEMAND/COST GROWTH (PER CENT CHANGE)     15              UNCHANGED       AN 11% CHANGE IN UTILIZATION AFFECTS COSTS BY
                                                                         APPROXIMATELY $70 MILLION; A 4% CHANGE IN DRUG PRICES
                                                                         AFFECTS COSTS BY APPROXIMATELY $25 MILLION.

Medical Services Plan (MSP) -            2,518           Unchanged
$ millions

POPULATION/DEMOGRAPHIC GROWTH IN         1.6             UNCHANGED       A 2% CHANGE IN THE VOLUME OF SERVICES PROVIDED BY FEE-
PHYSICIAN COSTS (PER CENT CHANGE)                                        FOR-SERVICE PHYSICIANS AFFECTS MSP COSTS BY APPROXIMATELY
                                                                         $38 MILLION.

ARBITRATION OF WORKING AGREEMENT WITH                                    THE WORKING AGREEMENT IS BEING  FINALIZED.
PHYSICIANS

SUPPLEMENTARY BENEFITS                                                   A 1% CHANGE IN THE AVERAGE NUMBER OF SUPPLEMENTARY
                                                                         SERVICES PER BENEFICIARY AFFECTS MSP COSTS BY
                                                                         APPROXIMATELY $0.5 MILLION.

Regional Health Sector -                 6,337           UNCHANGED       A 1% CHANGE IN POPULATION AFFECTS ANNUAL COSTS BY
$ millions                                                               APPROXIMATELY $60 MILLION.

ANTICIPATED SERVICE CHANGES INCLUDE:

ACUTE INPATIENT AND DAY SURGERY          615,000         UNCHANGED
CASES (#)

MENTAL HEALTH - NEW COMMUNITY BEDS       106             UNCHANGED
TO REPLACE RIVERVIEW BEDS (#)

HOME AND COMMUNITY CARE ASSISTED         0               UNCHANGED
LIVING UNITS CONSTRUCTION (#)

ADMINISTRATIVE EXPENSES AS A PER CENT    25.8            UNCHANGED
OF TOTAL EXPENSES

Emergency Health Services -              188             UNCHANGED
$ millions
----------------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

                                    APPENDIX                                  61
--------------------------------------------------------------------------------


TABLE A.9 MAIN EXPENDITURE ASSUMPTIONS AND SENSITIVITIES -- CONSOLIDATED REVENUE FUND -- CONTINUED

----------------------------------------------------------------------------------------------------------------------------------
Ministry Programs and Assumptions                  2002/03               2002/03 Full-Year Sensitivities and
                                        ---------------------------------            Forecast Details
                                        Budget Estimate  Updated Forecast
----------------------------------------------------------------------------------------------------------------------------------

HUMAN RESOURCES                          1,789           1,682
$ MILLIONS

TEMPORARY AND CONTINUOUS                 146,700         133,000 -       A 1% CHANGE IN CASELOAD AFFECTS EXPENDITURES BY
ASSISTANCE AVERAGE CASELOAD (#)                          134,000         APPROXIMATELY $12 MILLION ANNUALLY. A 1% CHANGE IN THE
                                                                         UNEMPLOYMENT RATE AFFECTS EXPENDITURES BY APPROXIMATELY
                                                                         $40 MILLION ANNUALLY.

TEMPORARY AND CONTINUOUS                 665             UNCHANGED       THE AVERAGE COST PER CASE IS SENSITIVE TO BEHAVIOUR
ASSISTANCE - AVERAGE COST PER                                            CHANGES, COMPOSITION OF THE CASELOAD, AND FACTORS SUCH
CASE ($)                                                                 AS TREATMENT OF INCOME AND LENGTH OF TIME ON INCOME
                                                                         ASSISTANCE.

                                                                         A 1% CHANGE IN THE ANNUAL AVERAGE COST PER CASE AFFECTS
                                                                         EXPENDITURE BY APPROXIMATELY $8 - $12 MILLION.
----------------------------------------------------------------------------------------------------------------------------------
PUBLIC SAFETY AND SOLICITOR GENERAL      506             UNCHANGED
$ MILLIONS

CORRECTIONS - NUMBER OF INMATES (#)      2,150 -- 2,350  UNCHANGED      A 1% CHANGE IN THE PRISON POPULATION AFFECTS COSTS BY
                                                                        $1.1 MILLION.

EMERGENCY PROGRAM ACT                    16              UNCHANGED       ACTUAL COSTS WILL VARY DEPENDING ON THE NUMBER OR SEVERITY
- $ MILLIONS                                                             OF NATURAL DISASTERS SUCH AS EARTHQUAKES OR  FLOODS.
----------------------------------------------------------------------------------------------------------------------------------
TRANSPORTATION                           739             UNCHANGED
$ MILLIONS

AMORTIZATION PORTION OF THE PUBLIC       53              UNCHANGED       EARLIER COMPLETION COULD AFFECT ANNUAL AMORTIZATION
TRANSIT VOTE - $ MILLIONS                                                EXPENDITURES
----------------------------------------------------------------------------------------------------------------------------------
MANAGEMENT OF PUBLIC FUNDS AND           920             840             THE FULL-YEAR IMPACT OF A ONE PER CENT CHANGE IN INTEREST
DEBT                                                                     RATES AFFECTS DIRECT OPERATING DEBT INTEREST EXPENSE BY
$ MILLIONS                                                               $88 MILLION AND BY $121 MILLION WHEN TAXPAYER-SUPPORTED
                                                                         DEBT IS INCLUDED.

EXPECTED INTEREST RATES

SHORT-TERM                               2.94 %          3.40 %
LONG-TERM                                6.51 %          6.45 %
CDN/US EXCHANGE RATE ($)                 0.6375          0.6546
----------------------------------------------------------------------------------------------------------------------------------
GOVERNMENT RESTRUCTURING                 230             UNCHANGED
(ALL MINISTRIES)
$ MILLIONS

WORKFORCE ADJUSTMENT $ MILLIONS          65              UNCHANGED

FTE REDUCTION INCURRING SEVERANCE        1,900           UNCHANGED       A 10% CHANGE IN THE ESTIMATED NUMBER OF FTES INCURRING
COSTS (#)                                                                SEVERANCE, OR IN THE AVERAGE COST OF SEVERANCE, WOULD
                                                                         AFFECT COSTS BY APPROXIMATELY $22 MILLION.

ACCOMMODATION INITIATIVE                 135             UNCHANGED       AS MINISTRY PLANS ARE CONFIRMED, COSTS MAY CHANGE.
$ MILLIONS
----------------------------------------------------------------------------------------------------------------------------------
GOVERNMENT WIDE ISSUES                                   UNCHANGED

COMPENSATION                                                             AGREEMENTS EXPIRING THIS YEAR WILL BE SETTLED UNDER A
                                                                         0-0-0 BARGAINING MANDATE. THERE WILL BE NO ACROSS-THE-
                                                                         BOARD, GENERAL WAGE INCREASES FOR SECTORS. LEGITIMATE
                                                                         SKILLS SHORTAGES MAY BE ADDRESSED BY EMPLOYERS THROUGH
                                                                         MARKET ADJUSTMENT INCREASES. THE PROVINCIAL GOVERNMENT
                                                                         WILL NOT PROVIDE FUNDING FOR MARKET ADJUSTMENT INCREASES.
----------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2002/03

62                                    APPENDIX
--------------------------------------------------------------------------------


TABLE A.10 CROWN CORPORATION ASSUMPTIONS AND SENSITIVITIES

----------------------------------------------------------------------------------------------------------------------------------
                                                     2002/03
                                               --------------------
CROWN CORPORATION AND ASSUMPTIONS               BUDGET     UPDATED                  2002/03 FULL-YEAR SENSITIVITIES
($MILLIONS)                                     ESTIMATE   FORECAST
----------------------------------------------------------------------------------------------------------------------------------

BRITISH COLUMBIA BUILDINGS CORPORATION

Net income (loss)                               34         35         +/-10% in timing/extent of ministry restructuring = +/-$2-$4 million
Short-term interest rates                       2.9%       2.7%       +/-10% in energy prices = +/-$2 million
Gains on disposal of property                   6.0        7.1        +/-1% in interest rates = +/-$0.3 million
Capital spending                                up to 70   47         Value and timing of property sales depend on market.
Dividend to CRF                                 13         14         +/- $10 million in capital spending =+/-$0.5 million in net expenses
Grants in lieu of taxes for owned properties    19         19         Potential move to full property tax = up to
                                                                      +/-$14 million in costs depending on implementation timing
----------------------------------------------------------------------------------------------------------------------------------

BRITISH COLUMBIA FERRY CORPORATION

Net income (loss)                               16         18
Capital spending                                103        74
Traffic volume trends                           +1.6%      +1.6%      +/-1% in traffic volumes = +/-$3 million
Toll increases                                  CPI        nil        +/-1% in fuel prices = +/-$0.5 million
Fuel costs                                      51         49
Dedicated motor fuel tax                        74         74
----------------------------------------------------------------------------------------------------------------------------------

BC TRANSPORTATION FINANCING AUTHORITY

Net income (loss)                               (56)       (49)
Capital spending                                254        248        +/-1% in provincial fuel consumption volumes = +/-$2 million
Dedicated tax revenue                           203        199        +/-1% in floating/new fixed-borrowing rates = +/-$5 million
Average floating/new fixed borrowing rate       5.6%       5.4%       in interest costs

----------------------------------------------------------------------------------------------------------------------------------
BRITISH COLUMBIA HYDRO AND POWER AUTHORITY

Net income before transfer (to) from rate       350        350        Range of net income from $285-$500 million, depending on the
stabilization account                                                 total impact of the following non-controllable factors:
Transfer (to) from rate stabilization account   (5)        65         +/-5% in average temperatures = +/-$5 million
Dividend to CRF                                 283        342        +/-1% in hydro generation = +/-$15 million
Capital spending                                745        745        +/-$5MWh in electricity trade margins = +/-$125 million
Water inflow levels (snowpack)                  100%       111%       +/-10% in natural gas prices = +/-$10 million
Domestic load growth                            -0.1%      0.4        +/-100 basis points in borrowing rate = +/-$25 million
BC real GDP                                     0.6%       1.4%       +/-$0.01 in exchange rates =+/-$10 million
Forward energy price date                       mid-Jan/02 mid-Jul/02
CDN short-term interest rates                   2.9%       2.7%
Exchange rate (US/CDN)                          $0.64      $0.65

----------------------------------------------------------------------------------------------------------------------------------
BRITISH COLUMBIA LIQUOR DISTRIBUTION BRANCH

Net income                                      640        640        Price competition, economic conditions, weather patterns and
Net sales increase                              1.8%       1.8%       timing of holidays affect sales
Capital spending                                22         15         +/-1% sales volume = +/-$6 million in net income

----------------------------------------------------------------------------------------------------------------------------------
BRITISH COLUMBIA LOTTERY CORPORATION

Net income                                      660        670
Dividend to CRF                                 476        485
Capital spending                                26         34
Gaming activity                                 +6.3%      +7.2%      +/-1% in gaming activity = +/-$6 million

----------------------------------------------------------------------------------------------------------------------------------
BRITISH COLUMBIA RAILWAY COMPANY

Net income (loss) before write-downs            14         9          Total traffic disruption could reduce net income by $4 million
Capital spending                                66         70         per week

----------------------------------------------------------------------------------------------------------------------------------
INSURANCE CORPORATION OF BRITISH COLUMBIA

Net income (loss)                               (10)       15
Investment income                               399        374        +/-0.25% in investment returns =  +/-$14 million
Capital spending                                                      +/-1% in investment balance = +/-$4 million
- operational                                   30         25
- ICBC Properties Ltd.                          86         84
Restructuring costs                             15         8
Policy premium revenue trend                    +5.2%      +5.4%      +/-1% in premium revenue = +/-$26 million
Premium rate changes                            CPI+       CPI+
Claims-incurred trends                          +2.0%      +5.3%      +/-1% in assumed claims trend = +/-$21-$25 million
Adjustment to prior year claims                 -          (78)       +/-1% in prior year unpaid claims estimate = +/-$40 million

----------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------
                        FIRST QUARTERLY REPORT 2002/03

                                    APPENDIX                                  63
--------------------------------------------------------------------------------


TABLE A.11 SUMMARY ACCOUNTS STATEMENT OF FINANCIAL POSITION
           (UNAUDITED)

---------------------------------------------------------------------------------------------------------------------------------
                                                                                 YEAR-TO-DATE           UPDATED FORECAST
                                                                    ACTUAL   --------------------     ---------------------
                                                                   MARCH 31   JUNE 30     INCREASE/   MARCH 31   INCREASE/
                                                                     2002       2002    (DECREASE)(1)   2003    (DECREASE)(1)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         ($ millions)


FINANCIAL ASSETS

Cash and temporary investments                                       780        398        (382)        142       (638)
Other financial assets                                             4,342      4,236        (106)      4,803        461

Investments in commercial Crown corporations and agencies:

  Retained earnings of self-supported Crown corporations           2,525      2,607          82       2,568         43
  Loans for purchases of assets recoverable from agencies          7,552      7,787         235       7,530        (22)
                                                                   ------     ------     ------      ------       ------
                                                                  10,077     10,394         317      10,098         21

Warehouse borrowing program assets                                 1,067      1,464         397         -       (1,067)
                                                                   ------     ------      ------     ------     ------
                                                                  16,266     16,492         226      15,043     (1,223)
                                                                   ------     ------      ------     ------     ------
                                                                   ------     ------      ------     ------     ------

LIABILITIES

Current liabilities                                                4,044      3,711        (333)      4,046          2
Debt:
  Taxpayer-supported debt                                         27,175     27,866         691      30,610      3,435
  Self-supported debt                                              8,741      9,372         631       7,789       (952)
  Forecast allowance                                                   -          -           -         750        750
                                                                   ------     ------      ------     ------     ------
  Total provincial debt                                           35,916     37,238       1,322      39,149      3,233
  LESS : guarantees and non-guaranteed debt                         (464)      (451)         13        (587)      (123)
                                                                   ------     ------      ------     ------     ------
                                                                  35,452     36,787       1,335      38,562      3,110
                                                                   ------     ------      ------     ------     ------
                                                                  39,496     40,498       1,002      42,608      3,112
                                                                   ------     ------      ------     ------     ------
NET LIABILITIES                                                  (23,230)   (24,006)       (776)    (27,565)    (4,335)
                                                                   ------     ------      ------     ------     ------
CAPITAL AND OTHER ASSETS

  Prepaid capital advances                                         7,033      7,021         (12)      7,208        175
  Tangible capital assets                                         11,206     11,171         (35)     11,324        118
  Other assets                                                       281        286           5         285          4
                                                                   ------     ------       ------    ------     ------
                                                                  18,520     18,478         (42)     18,817        297
                                                                   ------     ------       ------    ------     ------
ACCUMULATED SURPLUS (DEFICIT)                                     (4,710)    (5,528)       (818)(2)  (8,748)    (4,038)(2)
                                                                   ------     ------     ------      ------     ------
                                                                   ------     ------     ------      ------     ------

 (1) Change from March 31, 2002
 (2) Change includes accounting policy equity adjustments.

CHANGE IN SUMMARY ACCOUNTS FINANCIAL POSITION

---------------------------------------------------------------------------------------------------------------------------------
                                                                                        June 30           March 31
                                                                                          2002              2003
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                ($ millions)

CHANGE IN ACCUMULATED (SURPLUS) DEFICIT:

(Surplus) deficit for the period                                                           800               4,015
Accounting policy equity adjustments                                                        18                  23
                                                                                         -----               -----
                                                                                           818               4,038
                                                                                         -----               -----
                                                                                         -----               -----
WORKING CAPITAL CHANGES:

Increase (reduction) in cash and temporary investments                                    (382)               (638)
Increase (decrease) in guarantees and non-guaranteed debt                                  (13)                123
Other working capital changes                                                              232                 463
                                                                                         -----               -----
                                                                                          (163)                (52)
                                                                                         -----               -----
CAPITAL ASSET AND INVESTMENT CHANGES:

Increase in taxpayer-supported capital investments                                         203               1,398
LESS: amortization and other accounting changes                                           (250)             (1,105)
                                                                                         -----               -----
                                                                                           (47)                293
                                                                                         -----               -----
Increase in total investment in commercial Crown corporations                              301               1,114
LESS: loan repayments and other accounting changes                                          16              (1,093)
                                                                                         -----               -----
                                                                                           317                  21
                                                                                         -----               -----
Increase (decrease) in warehouse borrowing investments                                     397              (1,067)
                                                                                         -----               -----
                                                                                           667                (753)
                                                                                         -----               -----
INCREASE (DECREASE) IN TOTAL PROVINCIAL DEBT                                             1,322               3,233
                                                                                         -----               -----
                                                                                         -----               -----


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                         FIRST QUARTERLY REPORT 2002/03

64                                    APPENDIX
--------------------------------------------------------------------------------


TABLE A.12 FULL-TIME EQUIVALENTS (FTES)(1)   UPDATED FORECAST
--------------------------------------------------------------------------------

                                                                                          2002/03
                                                                                ------------------------------
                                                                                Budget    Updated                Actual
                                                                                Estimate  Forecast    Variance   2001/02
--------------------------------------------------------------------------------------------------------------------------

Ministries and special offices                                                  31,608    31,000       (608)(2)  33,214
Taxpayer-supported Crown corporations and agencies                               8,800     8,500       (300)(3)   9,178
                                                                                ------    ------      ------     ------
TOTAL FTES                                                                      40,408    39,500       (908)     42,392
                                                                                ------    ------      ------     ------
                                                                                ------    ------      ------     ------
--------------------------------------------------------------------------------------------------------------------------


(1) Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours and individual, full-time person would normally work in that period. This does not equate to the physical number of employees For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

(2) Primarily due to accelerated implementation of service plan reductions, and higher participation in the voluntary departure and early retirement programs.

(3) Primarily due to earlier-than-anticipated staffing reductions resulting from the implementation of core review recommendations.

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                         FIRST QUARTERLY REPORT 2002/03